 Filed pursuant to Rule 424(b)(5)
 Registration No: 333-256902
Prospectus Supplement to Prospectus dated June 8, 2021.
$300,000,000 6.625% Fixed-Rate Reset Subordinated Notes due 2033

This is an offering of $300,000,000 aggregate principal amount of 6.625% fixed-rate reset subordinated notes due 2033 of Associated Banc-Corp. The notes will mature on March 1, 2033. The notes will bear interest from and including February 10, 2023 (the “Issue Date”) to, but excluding, March 1, 2028 (the “Reset Date”) or the date of earlier redemption, at a fixed annual rate of 6.625%. From and including the Reset Date to, but excluding, the Maturity Date or the date of earlier redemption, the notes will bear interest at a fixed annual rate that will be the Five-year U.S. Treasury Rate (as defined herein) as of the Reset Determination Date (as defined herein), plus 2.812% per annum. Interest on the notes will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing on June 1, 2023.
We will have the option to redeem the notes (i) in whole or in part on the Reset Date, and on any interest payment date thereafter, (ii) in whole or in part, at any time and from time to time, on or after December 1, 2032 (three months prior to the maturity date), or (iii) in whole, but not in part, upon the occurrence of a Regulatory Capital Treatment Event (as defined herein). The redemption price for any redemption will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. Any early redemption of the notes will be subject to the approval of the Board of Governors of the Federal Reserve System (the “FRB”) to the extent required under applicable laws or regulations, including regulations governing capital adequacy. There is no sinking fund for the notes. See “Description of the Notes — Optional Redemption by Us” in this prospectus supplement for more information about redemption of the notes.
The notes are unsecured and will rank junior and be subordinated to all of our existing and future senior indebtedness. The notes will rank equally with all of our existing and future subordinated indebtedness that is not specifically stated to be junior to the notes. The notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. See “Description of the Notes — Ranking” in this prospectus supplement for more information about redemption of the notes.
The notes will be issued only in minimum denominations of $25 and integral multiples of $25 in excess thereof. The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange and, if the application is approved, expect trading in the notes on the New York Stock Exchange to begin within 30 days after the notes are first issued. Currently there is no public market for the notes.

The notes are our unsecured obligations. The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. In addition, holders of the notes may be fully subordinated to interests held by the U.S. government in the event that we enter a receivership, insolvency, liquidation or a similar proceeding.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 to read about factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price(1)	$25.000	$300,000,000.00
Underwriting discount(2)	$0.605	$7,259,687.50
Proceeds, before expenses, to Associated Banc-Corp(1)	$24.395	$292,740,312.50

(1)
Plus accrued and unpaid interest, if any, from February 10, 2023.

(2)
An underwriting discount of $0.7875 per note for sales to retail investors (or $6,240,937.50 for all such notes) and an underwriting discount of $0.25 per note for sales to certain institutions (or $1,018,750 for all such notes) will be deducted from the proceeds paid to us by the underwriters. Per note amount is presented on a rounded basis.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on or about February 10, 2023. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V.
Joint Book-Running Managers
BofA Securities	Citigroup	J.P. Morgan
Morgan Stanley		Wells Fargo Securities
Co-Manager
Ramirez & Co., Inc.

Prospectus Supplement dated February 6, 2023.

Prospectus Supplement
Prospectus

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.
Unless otherwise mentioned or unless the context requires otherwise (for example in Risk Factors and Description of the Notes), all references in this prospectus supplement to “Associated” or to “we,” “us,” “our,” or similar references mean Associated Banc-Corp together with all of its subsidiaries and affiliates.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us, and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated June 8, 2021, which provides more general information about the securities we may offer from time to time, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information.”
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document.
It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission, which we refer to in this document as the “SEC,” related to this offering before investing in the notes, including the information contained in the documents identified under the heading “Where You Can Find More Information” below.

S-i

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at http://www.associatedbank.com. Except for those SEC filings incorporated by reference in this prospectus supplement, none of the other information on our website is part of this prospectus supplement.
The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. Any information incorporated by reference in this prospectus supplement that we file with the SEC after the date of this prospectus supplement will automatically update and supersede information contained in this prospectus supplement.
We are incorporating by reference in this prospectus supplement the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, except that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:
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our Annual Report on Form 10-K for the year ended December 31, 2021 (including the portions of our Proxy Statement on Schedule 14A, filed on March 11, 2022, incorporated by reference therein);

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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022 filed on April 28, 2022, July 28, 2022 and October 27, 2022, respectively; and

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our Current Reports on Form 8-K filed on January 21, 2022, January 27, 2022, April 27, 2022, and June 15, 2022.

Upon written or oral request, we will provide — at no cost to the requester — a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus supplement. You may make a request by writing to us at the following address or calling the following telephone number:
Associated Banc-Corp
Attention: Corporate Secretary
433 Main Street
Green Bay, Wisconsin 54301
(920) 491-7500

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. You can identify forward-looking statements by words such as “may,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. Such forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance or business and are based upon the beliefs and assumptions of our management and the information available to our management at the time these disclosures are prepared. These forward-looking statements involve risks and uncertainties that we may not be able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements.
Before you invest in the notes, you should be aware that the occurrence of the events discussed under the heading “Risk Factors” in this prospectus supplement and in the information incorporated by reference herein (including the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent filings with the SEC under the Exchange Act) could have an adverse effect on our business, results of operations and financial condition. These factors, many of which are beyond our control, include the following:
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credit risks, including changes in economic conditions and risk relating to our allowance for credit losses;

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liquidity and interest rate risks, including the impact of capital market conditions and changes in monetary policy on our borrowings and net interest income;

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operational risks, including processing, information systems, cybersecurity, vendor problems, business interruption, and fraud risks;

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strategic and external risks, including economic, political, and competitive forces impacting our business;

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legal, compliance, and reputational risks, including regulatory and litigation risks; and

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the risk that our analyses of these risks and forces could be incorrect and / or that the strategies developed to address them could be unsuccessful.

For a discussion of these and other risks that may cause actual results to differ from expectations, refer to the “Risk Factors” section of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent filings with the SEC under the Exchange Act, which are incorporated by reference herein. The forward-looking statements contained or incorporated by reference in this prospectus supplement relate only to circumstances as of the date on which the statements are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY
The following summary should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the offering of the notes. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully the terms of the notes as well as the other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and the other documents incorporated by reference into this prospectus supplement, before you determine whether an investment in the notes is appropriate for you.
Associated Banc-Corp
Associated Banc-Corp (together with all of its subsidiaries and affiliates, collectively referred to in this sub-section as “we,” “us,” or “our”) is a bank holding company registered pursuant to the Bank Holding Company Act of 1956, as amended, and incorporated in Wisconsin. Through our banking subsidiary, Associated Bank, National Association (“Associated Bank”), and various nonbanking subsidiaries, we provide a broad array of banking and nonbanking products and services to individuals and businesses through approximately 202 banking branches serving more than 100 communities, primarily within our three-state footprint (Wisconsin, Illinois, and Minnesota), as of December 31, 2022. At September 30, 2022, we had $38.0 billion of consolidated assets, $29.2 billion of deposits, and $4.0 billion of stockholders’ equity. Measured by total assets held at September 30, 2022, we were the largest commercial bank holding company headquartered in Wisconsin and one of the top 50 publicly traded bank holding companies headquartered in the U.S.
Our business is primarily relationship-driven and is organized into three reportable segments: Corporate and Commercial Specialty, Community, Consumer, and Business and Risk Management and Shared Services.
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The Corporate and Commercial Specialty segment serves a wide range of customers including private clients, larger businesses, developers, not-for-profits, municipalities, and financial institutions by providing lending and deposit solutions as well as the support to deliver, fund, and manage such banking solutions. In addition, this segment provides a variety of investment, fiduciary, and retirement planning products and services to individuals, private clients, and small to mid-sized businesses. In serving this segment, we compete based on an in-depth understanding of our customers’ financial needs, the ability to match market competitive solutions to those needs, and the highest standards of relationship and service excellence in the delivery of these services. Delivery of services is provided through our corporate and commercial units, our commercial real estate unit, as well as our specialized industries and commercial financial services units. The Corporate and Commercial Specialty segment represented approximately 49.6% of total revenues for the nine months ended September 30, 2022. Within this segment we provide the following products and services:

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lending solutions, such as commercial loans and lines of credit, commercial real estate financing, construction loans, letters of credit, leasing, asset-based lending, and, for our larger clients, loan syndications;

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deposit and cash management solutions such as commercial checking and interest-bearing deposit products, cash vault and night depository services, liquidity solutions, payables and receivables solutions, and information services;

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specialized financial services such as interest rate risk management, foreign exchange solutions, and commodity hedging;

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fiduciary services such as administration of pension, profit-sharing and other employee benefit plans, fiduciary and corporate agency services, and institutional asset management; and

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investable funds solutions such as savings, money market deposit accounts, IRA accounts, CDs, fixed and variable annuities, full-service, discount and online investment brokerage; investment advisory services; and trust and investment management accounts.

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The Community, Consumer, and Business segment serves individuals, as well as small and mid-sized businesses, by providing lending and deposit solutions. In serving this segment, we compete based on providing a broad range of solutions to meet the needs of our customers in their entire financial lifecycle, convenient access to our services through multiple channels such as branches, phone based services, online and mobile banking, and a relationship based business model which assists our customers in navigating any changes and challenges in their financial circumstances. Delivery of services is provided through our various consumer banking and community banking units. The Community, Consumer, and Business segment represented approximately 47.8% of total revenues for the nine months ended September 30, 2022. Within this segment we provide the following products and services:

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lending solutions such as residential mortgages, home equity loans and lines of credit, personal and installment loans, auto loans, business loans, and business lines of credit, and

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deposit and transactional solutions such as checking, credit, debit and pre-paid cards, online banking and bill pay, and money transfer services.

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The Risk Management and Shared Services segment includes key shared operational functions and also includes residual revenue and expenses, representing the difference between actual amounts incurred and the amounts allocated to operating segments, including interest rate risk residuals (funds transfer pricing mismatches) and credit risk and provision residuals (long-term credit charge mismatches). All acquisition related costs, the asset gain on sale of a subsidiary, loss on the prepayment of Federal Home Loan Bank advances, and the tax benefit from corporate restructuring are included within the Risk Management and Shared Services segment. The Risk Management and Shared Services segment represented approximately 2.6% of total revenues for the nine months ended September 30, 2022.

Our primary sources of revenue, through Associated Bank, are net interest income (predominantly from loans and investment securities), and noninterest income, principally fees and other revenue from financial services provided to customers or ancillary services tied to loans and deposits. We are not dependent upon a single or a few customers.
Our business strategy includes significant growth plans, and we expect to continue to make strategic investments to strengthen our core businesses and position us for the future.
Our principal executive office is located at 433 Main Street, Green Bay, Wisconsin 54301, and our telephone number at that address is (920) 491-7500.
Additional information about us and our subsidiaries is included in documents incorporated by reference.

RECENT DEVELOPMENTS
Preliminary Results for Fourth Quarter 2022
On January 26, 2023, we announced our unaudited preliminary results for the fourth quarter and year ended December 31, 2022. Associated Banc-Corp reported net income of $109 million for the fourth quarter of 2022, compared with net income of $96 million for the third quarter of 2022 and $77 million for the fourth quarter of 2021, and net income of $366 million for year-ended December 31, 2022, compared with net income of $351 million for the year-ended December 31, 2021.
The following table and paragraphs present highlights of Associated Banc-Corp’s unaudited preliminary consolidated financial results:
CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended			Year Ended
Dollars in thousands	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Total interest income	$391,283	$314,708	$201,726	$1,145,252	$798,189
Total interest expense	$102,294	$50,270	$14,963	$187,931	$72,334
Net interest income	$288,989	$264,439	$186,763	$957,321	$725,855
Provision for credit loses	$19,992	$16,998	$(5,993)	$32,998	$(88,011)
Total noninterest income	$61,657	$70,788	$81,502	$282,370	$332,364
Total noninterest expense	$196,560	$195,791	$182,210	$747,063	$709,924
Income before income taxes	$134,094	$122,438	$92,048	$459,630	$436,307
Income tax expense	$25,332	$26,163	$15,171	$93,508	$85,313
Net income	$108,762	$96,275	$76,877	$366,122	$350,994
Preferred stock dividends	$2,875	$2,875	$2,875	$11,500	$17,111
Net income available to common equity	$105,887	$93,400	$74,002	$354,622	$333,883
Associated Banc-Corp had total assets of $39.4 billion at December 31, 2022, compared with $35.1 billion at December 31, 2021 and $38.0 billion at September 30, 2022. Total deposits were $29.6 billion at December 31, 2022, compared with $28.5 billion at December 31, 2021 and $29.2 billion at September 30, 2022. Total shareholders’ equity was $4.0 billion at December 31, 2022, compared with $4.0 billion at December 31, 2021 and $4.0 billion at September 30, 2022.
Total loans were $28.8 billion at December 31, 2022, compared with $24.2 billion at December 31, 2021 and $27.8 billion at September 30, 2022. Between December 31, 2021 and December 31, 2022, commercial real estate loans increased $1.0 billion, auto finance, home equity, and other consumer loans increased $1.3 billion, residential mortgage loans increased $944 million and commercial and business lending loans increased $1.3 billion, and between September 30, 2022 and December 31, 2022, commercial real estate loans increased $336 million, auto finance, home equity, and other consumer loans increased $270 million, residential mortgage loans increased $197 million and commercial and business lending loans increased $179 million.
Average annual loans were $26.2 billion for 2022, compared with $24.1 billion during 2021. Average quarterly loans were $28.2 billion for the fourth quarter of 2022, compared with $23.8 million and $27.1 million in the fourth quarter of 2021 and third quarter of 2022, respectively. During 2022, average commercial real estate loans were $6.6 billion, average auto finance, home equity, and other consumer loans were $1.7 billion, average residential mortgage loans were $8.1 billion and average commercial and business lending loans were $9.9 billion. During the fourth quarter of 2022, average commercial real estate loans were $7.1 billion, average auto finance, home equity, and other consumer loans were $2.2 billion, average residential mortgage loans were $8.4 billion and average commercial and business lending loans were $10.5 billion.

Associated Banc-Corp had total nonperforming assets of $126 million at December 31, 2022, compared with $160 million at December 31, 2021 and $133 million at September 30, 2022. Total nonperforming assets as of December 31, 2022 consisted of nonaccrual loans of $111 million and other real estate owned (OREO) of $15 million, compared with $130 million and $30 million, respectively, at December 31, 2021 and $116 million and $16 million, respectively, at September 30, 2022. Nonaccrual loans as of December 31, 2022 consisted of consumer loans of $68 million, commercial real estate loans of $29 million and commercial and business lending loans of $14 million, compared with $63 million, $61 million and $6 million, respectively, at December 31, 2021 and $63 million, $38 million and $16 million, respectively, at September 30, 2022. Accruing loans 30-89 days past due as a percent of total loans were 0.12% at December 31, 2022, compared with 0.06% at December 31, 2021 and 0.07% at September 30, 2022. Net charge-offs (recoveries) were $1 million during the fourth quarter of 2022, compared with $6 million during the fourth quarter of 2021 and $2 million during the third quarter of 2022, and net charge-offs were $1 million during 2022, compared with $24 million during 2021. Provisions for credit losses on loans were $20 million as of December 31, 2022, compared with ($6) million at December 31, 2021 and $17 million at September 30, 2022.
Associated Banc-Corp’s allowance for credit losses on loans increased $19 million from $333 million at September 30, 2022 to $351 million at December 31, 2022. Allowance for credit losses on loans as a percentage of total loans was 1.22% at December 31, 2022, compared with 1.32% at December 31, 2021 and 1.20% at September 30, 2022. As of December 31, 2022, allowance for credit losses on loans was 1.32%, 1.08%, 3.07%, 0.45% and 2.18% for commercial and business lending loans, commercial real estate — investor loans, commercial real estate construction loans, residential mortgage loans and other consumer loans (including auto, home equity, and other consumer), respectively.
Average quarterly deposits were $29.3 billion for the fourth quarter of 2022, compared with $28.4 billion and $28.9 billion in the fourth quarter of 2021 and third quarter of 2022, respectively. During the fourth quarter of 2022, average noninterest-bearing demand deposits were $8.1 billion, average interest-bearing demand deposits were $6.8 billion, average savings deposits were $4.7 billion, average money market deposits were $7.4 billion, average time deposits were $1.5 billion and average network transaction deposits were $901 million.
During the fourth quarter of 2022, the average yield on total earning assets was 4.46% and the average rate on interest-bearing liabilities was 1.58%, compared with 2.59% and 0.27%, respectively, in the fourth quarter of 2021 and 3.72% and 0.81%, respectively, in the third quarter of 2022. During the fourth quarter of 2022, the average yield on commercial real estate loans was 5.93%, the average yield on commercial and business lending loans was 5.55%, the average yield on auto finance loans was 4.12%, the average yield on total residential mortgage loans was 3.22%, the average yield on investments and other was 2.57% and the average rate on total interest-bearing deposits was 1.13%.
As of December 31, 2022, Associated Banc-Corp’s common equity tier 1 capital ratio, tier 1 capital ratio and total capital ratio were 9.35%, 9.95% and 11.33%, respectively.
Associated Banc-Corp’s book value per share was $25.40 at December 31, 2022, compared with $25.66 at December 31, 2021 and $25.01 at September 30, 2022, and Associated Banc-Corp’s tangible book value per share was $17.73 at December 31, 2022, compared with $17.87 at December 31, 2021 and $17.32 at September 30, 2022. Book value per share is calculated by dividing common equity by shares outstanding. Tangible book value per share is calculated by dividing tangible common equity by shares outstanding. Associated Banc-Corp believes that tangible book value per share is meaningful because it is used by management, regulators, investors, and analysts to assess, monitor, and compare the quality and composition of our capital with the capital of other financial services companies. Tangible book value per share and tangible common equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of common equity to tangible common equity.

Common Equity to Tangible Common Equity Reconciliation
Dollars in thousands	December 31, 2022	September 30, 2022	December 31, 2021
Common equity	$3,821,378	$3,759,840	$3,831,658
Goodwill and other intangible assets, net	$1,154,274	$1,156,477	$1,163,085
Tangible common equity	$2,667,104	$2,603,363	$2,668,573
As of December 31, 2022, Associated Banc-Corp had 202 branches and approximately 4,200 employees.
The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, Associated Banc-Corp’s management. KPMG LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.
The foregoing is only a summary and is not intended to be a comprehensive statement of Associated Banc-Corp’s unaudited preliminary financial results. Financial statements as of and for the year ended December 31, 2022 will be included in our Form 10-K for the year ended December 31, 2022.

THE OFFERING
The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”
Issuer
Associated Banc-Corp, a Wisconsin corporation.
Securities Offered
$300,000,000 aggregate principal amount of 6.625% Fixed-Rate Reset Subordinated Notes due 2033 (the “notes”).
Issue Date
February 10, 2023.
Maturity
March 1, 2033.
Reset Date
March 1, 2028.
Indenture
We will issue the notes under our subordinated debt securities indenture dated as of November 13, 2014 between Associated Banc-Corp and The Bank of New York Mellon Trust Company, N.A., as trustee (the “indenture”).
Interest
From and including the Issue Date to, but excluding, the Reset Date, or the date of earlier redemption, a fixed annual rate of 6.625%, and from and including the Reset Date to, but excluding, the maturity date or the date of earlier redemption, at a fixed annual rate that will be the Five-year U.S. Treasury Rate as of the day falling two business days prior to the Reset Date (the “Reset Determination Date”), plus 2.812% per annum. The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
Interest Payment Dates
Interest on the notes will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing on June 1, 2023. See “Description of the Notes — Payment of Principal and Interest.”
Interest will be paid to the person in whose name such note is registered at the close of business on the fifteenth day of February, May, August and November (whether or not a business day) of each year.
Ranking
The notes will be Associated Banc-Corp’s unsecured subordinated obligations, subordinated in right of payment to all our existing and future senior indebtedness. The notes will be effectively subordinated to any secured debt of ours to the extent of the value of the collateral securing such indebtedness, structurally subordinated to the existing and future debt of our subsidiaries and, upon the occurrence of certain events of insolvency, subordinated to the prior payment in full of our general obligations.
As of September 30, 2022:
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Associated Banc-Corp had no outstanding secured long-term indebtedness;

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our subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits (excluding intercompany liabilities), of approximately $33.3 billion, all of which would rank structurally senior to the notes in case of liquidation or otherwise (excluding intercompany liabilities).

The indenture does not limit the amount of additional debt we or our subsidiaries may incur.
Optional Redemption
We may redeem the notes (i) in whole or in part on the Reset Date, and on any interest payment date thereafter, (ii) in whole or in part, at any time and from time to time, on or after December 1, 2032 (three months prior to the maturity date), or (iii) in whole, but not in part, upon the occurrence of a Regulatory Capital Treatment Event (as defined herein), in each case subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. See “Description of the Notes — Optional Redemption by Us.”
Sinking Fund
None.
No Guarantees
The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries as discussed above under “Ranking.”
Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $292.2 million, after deducting estimated expenses and the underwriting discount. The net proceeds from this offering will be used for general corporate purposes. See “Use of Proceeds.”
Denominations
$25 and integral multiples of $25 in excess thereof.
Listing
We intend to apply to list the notes on the New York Stock Exchange. If the application is approved, we expect trading in the notes on the New York Stock Exchange to begin within 30 days after the notes are first issued.
Issuance of Additional Notes
We may issue additional notes under the indenture having the same terms as the notes, as applicable, in all respects, except for the issue price, the issue date, and, in some cases, the initial interest accrual date and the initial interest payment date and such additional notes shall be consolidated with the notes issued in this offering and form a single series.

RISK FACTORS
Investing in the notes involves risks, including the risks described below that are specific to the notes and those that could affect us and our business. You should not purchase notes unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any notes, you should carefully consider the following discussion of risks and the other information in this prospectus supplement and the accompanying prospectus, and carefully read the risks described in the documents incorporated by reference in this prospectus supplement, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent filings with the SEC under the Exchange Act, which are incorporated by reference herein.
Risks Relating to the Notes
The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors.
The notes are exclusively our obligations and not those of our subsidiaries. We are a holding company that conducts substantially all of our operations through our bank and nonbank subsidiaries. As a result, our ability to make payments on the notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. If we do not receive sufficient cash dividends and other distributions from our subsidiaries, it is unlikely that we will have sufficient funds to make payments on the notes.
In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary (including, in the case of Associated Bank, its depositors), except to the extent that we are a creditor of such subsidiary with claims that are recognized. As a result, the notes effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposit liabilities. At September 30, 2022, the aggregate amount of all debt and other liabilities of our subsidiaries, including deposits, that would rank structurally senior to the notes was approximately $33.3 billion (excluding intercompany liabilities). Our subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.
If Associated Bank is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make principal and interest payments on our debt, including the notes.
Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and may require regulatory approval. Regulations of the Office of the Comptroller of the Currency, its primary banking regulator, affect the ability of Associated Bank to pay dividends and other distributions to us and to make loans to us.
The notes will be unsecured and subordinated to our future senior indebtedness.
The notes will be subordinated obligations of Associated Banc-Corp. Accordingly, they will be junior in right of payment to our future senior indebtedness, and in certain events of insolvency, to our general obligations as described in “Description of the Notes — Subordination.” Our senior indebtedness, if any, includes all indebtedness, except indebtedness that is expressly subordinated to or ranked pari passu with the notes, subject to certain exceptions. In addition, the notes will not be secured by any of our assets or any assets of our subsidiaries and they will not be guaranteed by any of our subsidiaries. As a result, they will be effectively subordinated to all of our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing such indebtedness. As of September 30, 2022, we did not have any outstanding senior indebtedness. However, the indenture does not limit the amount of senior indebtedness and other financial obligations or secured obligations that we may incur.

Holders of the notes may not be fully repaid if we are declared bankrupt, become insolvent, are liquidated or reorganized, default on payments under our senior indebtedness or otherwise commit a default that causes the acceleration of the maturity of our indebtedness. In such a case, holders of senior indebtedness and creditors in respect of general obligations will be entitled to be paid before any payment may be made with respect to the notes.
Associated Banc-Corp has the right to redeem the notes on certain dates or upon the occurrence of certain events.
We may redeem the notes (i) in whole or in part on the Reset Date, and on any interest payment date thereafter, (ii) in whole or in part, at any time and from time to time, on or after December 1, 2032 (three months prior to the maturity date), or (iii) in whole, but not in part, upon the occurrence of a Regulatory Capital Treatment Event (as defined herein), in each case subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. See “Description of the Notes — Optional Redemption by Us.”
Redemption of the notes is subject to our receipt of the prior approval of the FRB and to the satisfaction of any conditions set forth in the capital rules of the FRB specifically applicable to the redemption of the notes. There can be no assurance that the FRB would approve any redemption of the notes that we may propose. If we elect to redeem your notes, you may not be able to reinvest the redemption proceeds in securities with a comparable anticipated rate of return. The exercise of (or perceived likelihood of exercise of) the redemption feature of the notes may limit their market value.
You should not expect us to redeem the notes when they are redeemable at our option.
Under the FRB’s capital rules, any redemption of the notes would be subject to the prior approval of the FRB and we may not redeem the notes unless they are replaced with other capital instruments or unless we can demonstrate to the satisfaction of the FRB that, following redemption, we will continue to hold capital commensurate with our risk. There can be no assurance that the FRB would approve any redemption of the notes that we may propose.
There are limited covenants in the indenture.
Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior, secured or subordinated debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition we are not restricted under the indenture from granting security interests over our assets, or from paying dividends or issuing or repurchasing our securities.
In addition, there are no financial covenants in other indentures or the notes which would afford holders of the notes protection in the event of a highly leveraged or other transaction involving our company which could adversely affect the holders of the notes.
Holders of the notes will have limited rights if there is an event of default.
Payment of the principal of the notes may be accelerated only upon the occurrence of certain events in bankruptcy, insolvency or reorganization involving us. There is no right of acceleration in the case of default in the payment of interest on the notes or in the performance of any of our other obligations under the notes. See “Description of the Notes — Events of Default.”
The notes are not insured or guaranteed by the FDIC.
The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency.

The notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell the notes.
The notes are a new issuance of securities with no established trading market. We intend to list the notes on the New York Stock Exchange, but the New York Stock Exchange may not accept the notes for listing. Even if the notes are approved for listing by the New York Stock Exchange, an active trading market on the New York Stock Exchange for the notes may not develop or, even if it develops, may not last, in which case the trading price of the notes could be adversely affected and your ability to transfer the notes will be limited and you may be unable to sell the notes. If an active trading market does develop on the New York Stock Exchange, the notes may trade at prices lower than the offering price. The trading price of the notes will depend on many factors, including:
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prevailing interest rates;

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the market for similar securities;

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general economic and financial market conditions;

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our issuance of debt or preferred equity securities; and

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our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the notes pending any listing of the notes on the New York Stock Exchange, but they are not obligated to do so and may discontinue market-making at any time without notice.
The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.
We believe that the value of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.
United States interest rates.   We expect that the market value of the notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the notes may decrease.
Our credit rating, financial condition and results.   Actual or anticipated changes in our credit ratings or financial condition may affect the market value of the notes. In general, if our credit ratings or financial condition change adversely, the market value of the notes may decrease.
We want you to understand that the impact of one of the factors above, such as an increase in United States interest rates, may offset some or all of any change in the market value of the notes attributable to another factor.
Our credit ratings may not reflect all risks of an investment in the notes.
The credit ratings assigned to the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect the trading market for, or the trading value of, your notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.
The interest rate on the notes will reset on the Reset Date and may result in an interest rate that is less than the initial fixed annual rate of 6.625% in effect until the Reset Date.
The interest rate on the notes on and after the Reset Date will equal the Five-year U.S. Treasury Rate as of the Reset Determination Date, plus 2.812% per annum. Therefore, the interest rate on the notes on and after the Reset Date could be more or less than the initial fixed rate of 6.625%. We have no control over the factors that may affect U.S. Treasury Rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact U.S. Treasury Rates.
The historical Five-year U.S. Treasury Rates are not an indication of future Five-year U.S. Treasury Rates.
In the past, U.S. Treasury Rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury Rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury Rates is not an indication that U.S. Treasury Rates are more or less likely to increase or decrease at any time, and you should not take the historical U.S. Treasury Rates as an indication of future rates.
Further, if we, in our sole discretion, determine on or prior to the Reset Determination Date that the Five-Year U.S. Treasury Rate cannot be determined in the manner described below, we may, in our sole discretion, designate a Designee (as defined below) to determine whether there is an industry-accepted successor rate to the Initial Base Rate (as defined below) and, if applicable, to determine and make certain adjustments as further described under “Description of the Notes — Payment of Principal and Interest.” These determinations will be binding on the holders of the notes and will not be subject to, and will become effective without, the consent of the holders of the notes or any other party. If we, in our sole discretion, do not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to the Five-year U.S. Treasury Rate, then the Five-Year U.S. Treasury Rate on the Reset Determination Date will be 3.813%, which is the Initial Fixed Rate minus the Spread (in each case, as defined below).
The calculation agent may be Associated Banc-Corp, Associated Bank or any other affiliate of Associated Banc-Corp and may have economic interests that are adverse to the interests of the holders of the notes.
Unless it has delivered notice of redemption of all outstanding notes, with such redemption to occur on the Reset Date, Associated Banc-Corp will appoint a calculation agent to determine the interest rate for the period on and after the Reset Date. Associated may appoint Associated Bank, itself or one of its affiliates as the calculation agent. In such case, the calculation agent may have economic interests that are adverse to the interests of the holders of the notes. The determination by the calculation agent will be final and binding absent manifest error.

USE OF PROCEEDS
We expect to receive net proceeds from this offering of approximately $292.2 million after deducting estimated expenses and the underwriting discount. The net proceeds from this offering will be used for general corporate purposes.

CAPITALIZATION
The following table sets forth, on a consolidated basis, our capitalization as of September 30, 2022 on an actual basis and as adjusted to give effect to this offering. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.
	As of September 30, 2022
(dollars in thousands)	Actual	As Adjusted for Notes Issuance
		(unaudited)
Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	$8,224,579	$8,224,579
Interest-bearing deposits	20,974,003	20,974,003
Total deposits	29,198,581	29,198,581
Federal funds purchased and securities sold under agreements to repurchase	276,674	276,674
Other short-term funding	7,687	7,687
Total short-term funding	284,361	284,361
FHLB Advances	3,777,478	3,777,478
Subordinated notes	250,000	550,000
Senior notes	—	—
Other long-term funding and capitalized costs	(516)	(516)
Total long-term funding	249,484	549,484
Allowance for unfunded commitments	39,776	39,776
Accrued expenses and other liabilities	545,976	545,976
Total liabilities	$34,095,656	$34,395,656
Stockholders’ equity
Preferred equity	$194,112	$194,112
Common stock	1,752	1,752
Surplus	1,710,075	1,710,075
Retained earnings	2,830,877	2,830,877
Accumulated other comprehensive loss	(255,391)	(255,391)
Treasury stock, at cost	(527,473)	(527,473)
Total stockholders’ equity	$3,953,952	$3,953,952
Total liabilities and stockholders’ equity	$38,049,607	$38,349,607
Capital Adequacy
Common equity tier 1 capital ratio	9.41%	9.41%
Tier 1 capital ratio	10.03%	10.03%
Total capital ratio	11.41%	12.36%

DESCRIPTION OF THE NOTES
The notes will be a series of our subordinated debt securities issued under the indenture. The following is a brief description of certain terms of the notes and the indenture. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the indenture, which has been filed as an exhibit to the registration statement to which this prospectus supplement relates. Upon written or oral request to us at our address set forth under “Where You Can Find More Information” in the accompanying prospectus, we will provide at no cost to the requester a copy of the indenture.
In this “Description of the Notes,” unless otherwise indicated, all references to “Associated Banc-Corp,” “we,” “us,” “our,” and the “Company” are only to Associated Banc-Corp and not to any of its subsidiaries.
General
The notes initially will be limited to an aggregate principal amount of $300,000,000. We may, from time to time, without notice to or consent of the existing holders of the notes, issue additional notes under the indenture having the same terms as the notes in all respects, except for the issue price, the issue date, and, in some cases, the initial interest accrual date and the initial interest payment date. Any such additional notes, together with the notes being issued hereby, will constitute a single series under the indenture; provided, however, that no additional notes may be issued unless they will be fungible with the notes offered hereby for United States federal income tax and securities law purposes and have the same CUSIP number as the notes offered hereby. The notes are not convertible into or exchangeable for shares of our common stock, our preferred stock or any other securities.
The notes will be unsecured and subordinate and junior in right of payment to all senior indebtedness, and in certain events of insolvency, to other general obligations, as described below. The notes will be effectively subordinated to any secured debt of ours to the extent of the value of the collateral securing such indebtedness. As of September 30, 2022, we had no outstanding secured indebtedness. The notes will not be guaranteed by any of our subsidiaries. As of September 30, 2022, we had $250,000,000 of 10-year subordinated notes, due January 2025, and callable October 2024.
We are a bank holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the notes will be structurally subordinated in right of payment to claims of creditors of our subsidiaries, except to the extent that we may be recognized, and receive payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors, other than Associated Banc-Corp, include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings. As of September 30, 2022, our subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $33.3 billion (excluding intercompany liabilities). All of such debt and other liabilities would rank structurally senior to the notes in case of liquidation or otherwise.
As a holding company, our ability to make payments on the notes will depend primarily on the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of Associated Bank, National Association to pay dividends or make other payments to us. See “Business — Supervision and Regulation — Banking Subsidiary Dividends” in our Annual Report on Form 10-K for the year ended December 31, 2021, incorporated by reference herein, and “Risk Factors — Risks Relating to the Notes — The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors” in this prospectus supplement.
We may, from time to time, without notice or consent from the holders of the notes, incur additional indebtedness that ranks senior to, equally or subordinate in right of payment to the notes.
The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency.
The notes will be issued in registered book-entry form without coupons in denominations of $25 and integral multiples of $25 in excess thereof.

We intend to apply to list the notes on the New York Stock Exchange and, if the application is approved, expect trading in the notes on the New York Stock Exchange to begin within 30 days after the notes are first issued. Currently there is no public market for the notes.
Payment of Principal and Interest
Payment of the full principal amount of the notes will be due on March 1, 2033.
The notes will bear interest (i) during the period from and including the Issue Date, to, but excluding, March 1, 2028 (the “Reset Date”), or to, but excluding, the date of earlier redemption, at a fixed rate of 6.625% per annum (the “Initial Fixed Rate”) and (ii) during the period from and including the Reset Date to, but excluding, the maturity date, or to, but excluding, the date of earlier redemption, at a rate per annum that will be the Five-year U.S. Treasury Rate as of the day falling two business days prior to the Reset Date (the “Reset Determination Date”), plus 2.812% per annum (the “Spread”). The Reset Date will not be adjusted for business days. The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
Interest on the notes will begin to accrue on February 10, 2023. We will pay interest on the notes quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning June 1, 2023 and ending on the maturity date. Interest will be paid to the person in whose name such note is registered at the close of business on the fifteenth day of February, May, August and November (whether or not a business day) of each year; provided that that interest payable on the maturity of the principal of the notes or (subject to the exceptions described under the heading “— Optional Redemption by Us”) any redemption date will be paid to the person to whom principal is paid. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.
If any interest payment date, redemption date or any maturity date for the notes falls on a day which is not a business day, the related payment of principal or interest on the notes will be made on the next day that is a business day with the same force and effect as if made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after such interest payment date or maturity date, as the case may be. A “business day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
The “Five-year U.S. Treasury Rate” means, as of the Reset Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the five most recent daily yields to maturity (or, if fewer than five daily yields appear, such number of daily yields to maturity appearing) for U.S. Treasury securities adjusted to constant maturity, for five-year maturities, and trading in the public securities markets as published under the caption “Treasury Constant Maturities — Nominal” (or any successor caption or heading) in the most recent H.15 (the “Initial Base Rate”) or (ii) if there are no such published yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the five most recent daily yields to maturity (or, if fewer than five daily yields appear, such number of daily yields to maturity appearing), adjusted for constant maturity, for each of the two series of U.S. Treasury securities trading in the public securities market as published under the caption “Treasury Constant Maturities — Nominal” (or any successor caption or heading), (a) one maturing as close as possible to, but earlier than, the maturity date for the notes, and (b) the other maturing as close as possible to, but later than, the maturity date for the notes, in each case as published in the most recent H.15.
Notwithstanding the foregoing, if we, in our sole discretion, determine on or prior to the Reset Determination Date that the Five-Year U.S. Treasury Rate cannot be determined in the manner described in the immediately preceding paragraph (a “Benchmark Substitution Event”), we may, in our sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the notes or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the Initial Base Rate. If the Designee determines that there is such an industry-accepted successor rate, then the “Five-Year U.S. Treasury Rate” shall be such successor rate and, in that case, the Designee may then determine and adjust the business day convention, the definition of business day and the Reset Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the Initial Base Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate (the “Adjustments”). If we, in our sole discretion, determine that the Five-Year U.S. Treasury Rate cannot be determined in the manner described in the immediately preceding paragraph and we, in our sole discretion, do not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to the Initial Base Rate, then the Five-year U.S. Treasury Rate on the Reset Determination Date will be 3.813%, which is the Initial Fixed Rate minus the Spread.
For the avoidance of doubt, any determination by us or a Designee pursuant to the preceding paragraph (including, without limitation, with respect to any Benchmark Substitution Event or any Adjustments) will not be subject to, and will become effective without, the consent of the holders of the notes or any other party.
“H.15” means the daily statistical release designated as such, or any successor publication, published by the FRB, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the Reset Determination Date.
Unless we have delivered notice of redemption of all outstanding notes, with such redemption to occur on the Reset Date, we will appoint a calculation agent with respect to the notes prior to the Reset Determination Date. The Five-year U.S. Treasury Rate will be determined by the calculation agent on the Reset Determination Date. Promptly upon such determination, the calculation agent will notify Associated Banc-Corp of the interest rate from and after the Reset Date. Associated Banc-Corp shall then promptly notify the trustee in writing of such interest rate. We or an affiliate of ours may assume the duties of the calculation agent. Any determination, decision or election that may be made by the calculation agent pursuant to the provisions described in this prospectus supplement, including any determination with respect to a rate, will be conclusive and binding absent manifest error, may be made in the calculation agent’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from any other party. The calculation agent’s determination of any interest rate will be on file at our principal offices, will be made available to any holder of notes upon request and will be final and binding in the absence of manifest error. The trustee or any paying agent will have no obligation to be named as calculation agent nor for making any determinations to be made by the calculation agent as described above or for determining whether manifest error has occurred.
Optional Redemption by Us
We will have the option to redeem the notes (i) in whole or in part on the Reset Date, and on any interest payment date thereafter, (ii) in whole or in part, at any time and from time to time, on or after December 1, 2032 (three months prior to the maturity date), or (iii) in whole, but not in part, upon the occurrence of a Regulatory Capital Treatment Event (as defined herein), in each case at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.
If we redeem the notes at our option, notwithstanding the foregoing, installments of interest on the notes that are due and payable on any interest payment date falling on or prior to a redemption date for the notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the notes and the Indenture.
A “Regulatory Capital Treatment Event” means the good faith determination by us that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the FRB and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the notes, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the notes, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of the notes, there is more than an insubstantial risk that we will not be entitled to treat the notes then outstanding as “tier 2 capital” (or its equivalent) for purposes of the capital adequacy rules of the FRB (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any note is outstanding, to at least the same extent as of the date of original issuance of the notes. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.
We must give the holders of the notes to be redeemed notice of the redemption not less than 10 days or more than 60 days before the redemption date. If we elect to redeem fewer than all the notes, the trustee will select the particular notes to be redeemed on a pro rata basis, by-lot or by such other method of selection, if any, that the trustee deems fair and appropriate.
Any exercise by us of our redemption rights described above is subject to our having first received approval of the FRB for such redemption.
The notes are not subject to any sinking fund. The notes are not mandatorily redeemable at the option of the holders.
Subordination
The notes will be subordinate and junior in right of payment to all senior indebtedness and effectively subordinated to all existing and future debt and other liabilities of our subsidiaries and, upon the occurrence of certain events of insolvency, will be subordinated to the prior payment in full of our general obligations.
The indenture defines “senior indebtedness” as:
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the principal of (and premium, if any) and interest in respect of indebtedness of the Company for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company;

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all capital lease obligations of the Company;

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all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

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all obligations of the Company in respect of any letters of credit, bankers acceptances, security purchase facilities and similar credit transactions;

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all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

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all obligations of the type referred to in the preceding five clauses of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise;

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all obligations of the type referred to in the preceding six clauses of other persons secured by any lien on any property or asset of the Company whether or not such obligation is assumed by the Company; and

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any deferrals, renewals or extensions of any such senior indebtedness;

provided, however, that senior indebtedness does not include:
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any notes issued under the indenture, including the notes (collectively, “subordinated notes”);

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any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated notes; and

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any indebtedness between or among the Company and its affiliates, including all other debt securities and guarantees in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company which is a financing vehicle of the Company in connection with the issuance by such financing vehicle of capital securities or other securities guaranteed by the Company pursuant to an instrument that ranks on an equal basis with or junior in respect of payment to subordinated notes.
The indenture defines “general obligations” as all obligations of the Company to make payment on account of claims of general creditors, other than (A) obligations on account of senior indebtedness and (B) obligations on account of subordinated notes issued under the indenture and indebtedness for money borrowed ranking pari passu with or subordinate to subordinated notes issued under the indenture.
If the FRB (or other Federal banking supervisor that is at the time of determination the Company’s primary Federal banking supervisor) shall promulgate any rule or issue any interpretation defining or describing the term “general creditor” or “general creditors” or “senior indebtedness” for purposes of its criteria for the inclusion of subordinated debt of a bank holding company (including a financial holding company, if applicable) in capital, or otherwise defining or describing the obligations to which subordinated debt of a bank holding company (including a financial holding company, if applicable) must be subordinated to be included in capital, to include any obligations not included in the definition of “senior indebtedness” under the indenture, the term “general obligations” will mean such obligations as defined or described in the first such rule or interpretation, other than obligations described in clauses (A) and (B) above.
If the maturity of any subordinated notes, including the notes, is accelerated, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of subordinated notes, including the notes, will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated notes.
No payments on account of principal (or premium, if any) or interest, if any, in respect of the notes may be made if there shall have occurred and be continuing:
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a default in the payment of principal of (or premium, if any) or interest on senior indebtedness;

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an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof; or

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if any judicial proceeding shall be pending with respect to any such default.

In addition, upon our dissolution, winding-up, liquidation, or reorganization:
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we must pay to the holders of senior indebtedness the full amounts of principal of, premium, if any, and interest, if any, on the senior indebtedness before any payment or distribution is made on the notes, and

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if, after we have made those payments on the senior indebtedness, amounts are available for payment on the notes and creditors who hold general obligations have not received their full payments, then we will first use amounts available for payment on the notes to pay in full all other general obligations before we may make any payment on the notes.
Events of Default
An event of default under the indenture, as applied to the notes, occurs only upon certain events in bankruptcy, insolvency or reorganization involving us. If an event of default with respect to the notes occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. Subject to certain conditions, the holders of a majority in principal amount of the outstanding notes may rescind and annul the declaration. Holders of the notes may not accelerate the maturity of the notes, except upon an event of default.
In addition, the indenture also provides for defaults. A “default” under the indenture, as applied to the notes includes:
•
our failure to pay principal of, or any premium on, any subordinated note when the payment is due;

•
our failure to pay any interest on any subordinated note when the interest payment is due, and continuance of this default for 30 days;

•
our default in the performance, or breach, of any of our covenants or warranties in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of a different series of subordinated debt securities, which has continued for 60 days after we have been given written notice of the default as provided in the indenture;

•
any event of default under the indenture; and

•
any other default regarding the notes.

Neither the trustee nor holders of the notes will have any right to accelerate the payment of the principal amount of the notes upon the occurrence of a default. However, if there is a default in payment of principal or interest (not cured within 30 days) under the notes and upon demand of the trustee, we will be required to pay the principal amount and interest, if any, then due and payable on the notes to the trustee for the benefit of the holders of the outstanding notes.
Defeasance and Covenant Defeasance
The indenture contains a provision that permits us to elect:
•
defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to the notes; and/or

•
covenant defeasance, which would release us from our obligations under specified covenants and the consequences of the occurrence of an event of default resulting from a breach of these covenants.

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide sufficient money, without reinvestment, to repay in full the notes.
In the indenture, “U.S. government obligations” are:
•
direct obligations of the U.S. or of an agency or instrumentality of the U.S., in either case that is guaranteed as a full faith and credit obligation of the U.S. and that is not callable or redeemable by us; and

•
certain depositary receipts with respect to an obligation referred to immediately above.

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the notes will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law.
If we exercise our covenant defeasance option with respect to the notes, then even if there were a default under the related covenant, payment of the notes could not be accelerated. We may exercise our defeasance option with respect to the notes even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of the notes may not be accelerated because of any event of default. If we exercise our covenant defeasance option and acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the notes. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.
Modification and Waiver
The indenture provides that we, together with the trustee, may enter into supplemental indentures without the consent of any holders of the notes to, among other things:
•
evidence the assumption by another person of our obligations;

•
add covenants for the benefit of the holders;

•
add any additional events of default;

•
add to or change the indenture to permit or facilitate the issuance of subordinated notes in bearer form or to permit or facilitate the issue of subordinated notes in uncertificated form;

•
secure the subordinated notes;

•
evidence the acceptance of appointment by a successor trustee;

•
cure any ambiguity or correct any inconsistency in the indenture; or

•
make other changes, provided that any such action does not adversely affect the interests of the holders in any material respect.

Other amendments and modifications of the indenture may be made with the consent of the holders of not less than a majority of the aggregate principal amount of outstanding subordinated notes of each series affected by the supplemental indenture. No modification or amendment may, however, without the consent of each holder of outstanding subordinated notes of each series affected by the supplemental indenture:
•
change the stated maturity of the principal of, or any installment of principal or interest on the notes;

•
reduce the principal amount of (or premium, if any) or the interest rate on the notes or the principal amount due upon acceleration of a note;

•
change the place or currency of payment of principal of (or premium, if any), or the interest on the notes;

•
impair the right to sue for the enforcement of any such payment on or with respect to the notes;

•
reduce the percentage of holders of the notes necessary to modify or amend the indenture; or

•
modify the foregoing requirements or reduce the percentage of outstanding subordinated notes necessary to waive compliance with certain covenants in the indenture or for waiver of certain defaults.

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding subordinated notes have given, made or taken any request, demand, authorization, direction, notice, consent or waiver under the indenture, subordinated notes owned by Associated Banc-Corp or any affiliate of Associated Banc-Corp shall be disregarded and deemed not to be outstanding. Additionally, no modification or amendment to the indenture may, without the consent of the holder of each outstanding subordinated note affected:
•
modify the subordination provisions of the subordinated notes of any series in a manner adverse to the holders of the notes; or

•
adversely affect the right to convert any subordinated note.

Consolidation, Merger, and Sale of Assets
We may, without the consent of the holders of any subordinated notes, including the notes, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into Associated Banc-Corp, as long as:
•
the successor is a corporation, banking association, partnership or trust organized and validly existing under the laws of the United States, any state or the District of Columbia;

•
the successor (if not Associated Banc-Corp) expressly assumes, by supplemental indenture, all of our obligations on the subordinated notes, including the notes, and under the indenture;

•
immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•
we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease of our properties and assets complies with the indenture and that all conditions precedent to such transaction have been complied with.

Persons Deemed Owners
We, the trustee and any of our and the trustee’s agents may treat the registered owner of any note as the absolute owner of that security, whether or not the note is overdue and despite any notice to the contrary, for any purpose.
Governing Law
The indenture and notes will be governed by, and construed in accordance with, the laws of the State of New York.
The Trustee
The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture relating to the notes. The trustee has all of the duties and responsibilities specified under the Trust Indenture Act of 1939, as amended. The trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any holders of notes unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. We and some of our subsidiaries maintain deposits and conduct other banking transactions with the trustee in the ordinary course of business.
The Bank of New York Mellon Trust Company, N.A., serves as trustee under the indenture and under our senior debt securities indenture, dated as of March 14, 2011, between Associated Banc-Corp and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to our senior notes. If an event of default occurs, the trustee may be considered to have a conflicting interest with respect to the notes for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign as trustee under the indenture relating to the notes and we would be required to appoint a successor trustee.
Book-Entry, Delivery and Form
Book-Entry System
The notes will be issued in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). One or more fully registered certificates will be issued as global notes in the aggregate principal amount of the notes. Such global notes will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.
So long as DTC, or its nominee, is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as set forth in the accompanying prospectus, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.
Owners of beneficial interests in a global note may elect to hold their interests in such global note either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).
As long as the notes of each series are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.
We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:
DTC
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Clearstream
Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.
Euroclear
Euroclear has advised us it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:
•
transfers of securities and cash within Euroclear;

•
withdrawal of securities and cash from Euroclear; and

•
receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.
Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.
Settlement
Investors in the notes will be required to make their initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Participant customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.
The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC, Clearstream and Euroclear), but we take no responsibility for the accuracy thereof.
Neither we, the trustee nor any of the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the notes or payments to, or the providing of notice to participants or beneficial owners.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain United States federal income tax consequences of the acquisition, ownership and disposition of the notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences with respect to notes that are purchased by an initial holder at their original issue price for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the notes. This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, persons who purchase or sell notes as part of a wash sale for tax purposes, or persons who hold notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.
If a partnership, or other entity treated as a partnership for United States federal income tax purposes, holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding notes, you should consult your tax advisor.
THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.
For purposes of the following summary, a “U.S. Holder” is a beneficial owner of notes that is, for United States federal income tax purposes, (1) an individual citizen or individual resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate, the income of which is subject to United States federal income tax regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person for United States federal income tax purposes is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of notes that is neither a U.S. Holder nor a partnership for United States federal income tax purposes.
United States Federal Income Taxation of U.S. Holders
Payments of stated interest
Stated interest on the notes will generally be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the holder’s regular method of accounting for United States federal income tax purposes.
Disposition of the notes
Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference, if any, between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest, which is treated as interest as discussed under “United States federal income taxation of U.S. Holders — Payments of stated interest”) and (ii) such holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder. Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates. The deductibility of capital loss by a U.S. Holder is subject to limitations.
Backup withholding and information reporting
For each calendar year in which the notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.
In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, we, our agent or paying agents, or a broker may be required to “backup” withhold a tax at the rate set forth in the Code (currently 24%) from each payment on the notes and on the proceeds from a sale of the notes.
Backup withholding is not an additional tax and may generally be refunded or credited against the U.S. Holder’s United States federal income tax liability, provided that the required procedures are followed, and the required information is timely furnished to the IRS.
U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for establishing such exemption, if applicable.
Medicare surtax
In addition to the United States federal income tax, certain individuals, estates and trusts may be required to pay a 3.8% Medicare surtax on the lesser of their (i) “net investment income” (or “undistributed net investment income” in the case of an estate or trust) including, among other things, interest and net gain sale in respect of securities like the notes, subject to certain exceptions, or (ii) the amount by which the taxpayer’s adjusted gross income exceeds a certain threshold ($250,000 for married individuals filing jointly, $200,000 for unmarried individuals and $125,000 for married individuals filing separately).
United States Federal Income Taxation of Non-U.S. Holders
Payments of stated interest
Subject to the discussion below of backup withholding and FATCA (as defined below), payments of interest on the notes to a Non-U.S. Holder will generally not be subject to United States federal withholding tax under the “portfolio interest exemption,” provided that:
1.
such payments are not effectively connected with the conduct of a United States trade or business, or, in the case of an income tax treaty resident, a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States;

2.
the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

3.
the Non-U.S. Holder is not a controlled foreign corporation that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us; and

4.
either (a) the beneficial owner of the notes certifies on IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof. If a Non-U.S. Holder holds the notes through certain foreign intermediaries or certain foreign partnerships, the foreign intermediaries or foreign partnerships must also satisfy the certification requirements imposed by the applicable Regulations.
If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” payments of stated interest made to such Non-U.S. Holder will be subject to United States federal withholding tax at a rate of 30% unless the beneficial owner of the note provides us or our agent with a properly executed:
1.
IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

2.
IRS Form W-8ECI (or a suitable substitute form or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a United States trade or business and, if an income tax treaty applies, it is attributable to a permanent establishment or fixed base maintained in the United States of the beneficial owner (in which case such interest will be subject to regular United States tax rates as described below).

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.
If interest on the notes is effectively connected with a United States trade or business of the beneficial owner (and, if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax at a rate of 30% (unless reduced by an applicable income tax treaty) in respect of such interest.
Disposition of the notes
Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to United States federal income tax on gain or income realized on the sale, exchange or other disposition of a note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (b) such gain or income is effectively connected with a United States trade or business (and, if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a note will be treated as discussed under “— United States federal income taxation of Non-U.S. Holders — Payments of stated interest.”
A Non-U.S. Holder described in (a) above will be subject to United States federal income tax at a rate of 30% (unless a lower rate applies under an applicable income tax treaty) on the gain derived from the sale, exchange or other disposition, which may be offset by United States source capital loss, even though the Non-U.S. Holder is not considered a resident of the United States. A Non-U.S. Holder described in (b) above will be subject to United States federal income taxation in the same manner as if it were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax at a rate of 30% (unless reduced by an applicable income tax treaty).

Backup withholding and information reporting
United States backup withholding tax will not apply to payments of interest on a note or proceeds from the sale or other disposition of a note payable to a Non-U.S. Holder if the certification described in “— United States federal income taxation of Non-U.S. Holders — Payments of stated interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting still may apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or intergovernmental agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed, and the required information is timely furnished to the IRS.
Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.
FATCA
Under Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the notes to any foreign financial institutions (“FFIs”) (which includes banks and other depository institutions, hedge funds, private equity funds, mutual funds, securitization vehicles, any other investment vehicles regardless of their size, and other institutions as defined in the U.S. Treasury Regulations) and certain non-financial foreign entities (“NFFEs”) unless they comply or are deemed to comply with certain information reporting rules with respect to their U.S. account holders and investors. FATCA withholding will not apply to interest paid on the notes directly to foreign governments, international organizations, foreign central banks of issue, certain “deemed compliant” FFIs, and individuals, and the U.S. Treasury is authorized to provide additional exceptions.
This withholding tax may apply to any payments of interest on a note (and potentially, as described below, gross proceeds from the sale or other disposition of any notes, if current proposed regulations are later withdrawn or modified by the United States Treasury), if paid to an FFI or NFFE, unless the FFI or NFFE entity satisfies certain certification requirements and (1) the FFI complies or is deemed to comply with certain due diligence and reporting obligations, (2) the NFFE either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the FFI or NFFE otherwise complies with, or qualifies for an exemption from these rules. If the payee is a FFI and is subject to the due diligence and reporting requirements noted in (1) above, it must either (i) enter into an agreement with the U.S. Department of the Treasury (a “FATCA Agreement”), or (ii) be subject to and comply with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”), in either case, requiring, among other things, that it identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), and annually report certain information about such accounts.
If the notes are held by a FFI that enters into (or is otherwise subject to) a FATCA Agreement, such FFI (or, in certain cases, a person paying amounts to such FFI) generally will be required, subject to certain exceptions, to withhold tax on payments of interest and proceeds described above made to (1) a person (including an individual) that fails to comply with certain information requests, (2) a FFI that has not entered into (and is not otherwise subject to), and is not in compliance with a FATCA Agreement and is not in compliance with FATCA pursuant to applicable foreign law enacted in connection with an IGA, or (3) a person who is not otherwise exempt from FATCA requirements.
The United States Treasury has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a disposition of property such as the notes, which proposed regulations may be relied upon by taxpayers until final regulations are issued.
Prospective Non-U.S. Holders should consult their tax advisors concerning the application of the FATCA provisions described above.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase, holding and, to the extent relevant, disposition of notes by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Code, including an individual retirement account (“IRA”) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).
General fiduciary matters.   ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who (1) exercises any discretionary authority or discretionary control respecting management of such an ERISA Plan, (2) exercises any authority or control respecting management or disposition of the assets of such an ERISA Plan, (3) renders investment advice for a fee or other compensation to such an ERISA Plan, or has any authority or responsibility to do so, or (4) has any discretionary authority or discretionary responsibility in the administration of such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).
In considering the purchase, holding and, to the extent relevant, disposition of notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited transaction issues.   Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.
The underwriters or we may be parties in interest or disqualified persons with respect to ERISA Plans and the purchase, holding and/or, to the extent relevant, disposition of notes by an ERISA Plan with respect to which we, the underwriters or certain of our or their affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held (and, to the extent applicable, disposed of) in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition, holding and/or, to the extent relevant, disposition of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.
Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.
Representation.   Each purchaser and holder of notes will be deemed to have represented and warranted that either (1) it is not a Plan, and no portion of the assets used to acquire or hold the notes constitutes assets of any Plan or (2) the purchase and holding (and, to the extent applicable, disposition) of a note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding (and, to the extent applicable, disposition) of the notes. The acquisition, holding and, to the extent relevant, disposition of notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING
We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the notes indicated in the following table.
Underwriters	Principal Amount of Notes
BofA Securities, Inc.	$58,500,000
Citigroup Global Markets Inc.	$58,500,000
J.P. Morgan Securities LLC	$58,500,000
Morgan Stanley & Co. LLC	$58,500,000
Wells Fargo Securities, LLC	$58,500,000
Samuel A. Ramirez & Company, Inc.	$7,500,000
Total	$300,000,000
The underwriters are committed to take and pay for all of the notes being offered, if any are taken.
The notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $0.50 per note for retail investors or up to $0.15 per note for certain institutions. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $0.45 per note. After the initial offering, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:
Underwriting Discount
Per note(1)	$0.605
Total	$7,259,687.50

(1)
An underwriting discount of $0.7875 per note for sales to retail investors (or up to $6,240,937.50 for all such notes) and an underwriting discount of $0.25 per note for sales to certain institutions (or $1,018,750 for all such notes) will be deducted from the proceeds paid to us by the underwriters. The total proceeds to us, after deducting the underwriting discount, will equal $292,740,312.50. Per note amount is presented on a rounded basis.

The notes are a new issue of securities with no established trading market. The company intends to apply to list the notes on the New York Stock Exchange and, if the application is approved, expects trading in the notes on the New York Stock Exchange to begin within 30 days after the notes are first issued. The company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
The underwriters expect to deliver the notes to purchasers in book entry form only through the facilities of DTC, and its participants, including Euroclear and Clearstream, on or about February 10, 2023, which is the fourth business day following the pricing of the notes (“T+4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than two business days prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $500,000.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
We have agreed for a period from the date of this prospectus supplement through and including the business day following the closing date of this offering, that we will not, without the prior written consent of the underwriters, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us and having a tenor of more than one year.
Other Relationships
The underwriters and affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103

Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying base prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering. Upon receipt of this prospectus supplement or the accompanying base prospectus, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only.
Prohibition of Sales to EEA Retail Investors
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)
a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended); and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Prohibition of Sales to UK Retail Investors
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom (“UK”). For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)
a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)
not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Notice to Prospective Investors in the UK
This prospectus supplement is only being distributed to, and is only directed at, (a) persons outside the UK or (b) persons in the UK who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or (ii) are persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person residing in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying base prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than:
(a)
to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

(b)
to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or

(c)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)
to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus, nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

VALIDITY OF NOTES
The validity of the notes offered hereby will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin, and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely on the opinion of Godfrey & Kahn, S.C., Milwaukee, Wisconsin, as to matters of Wisconsin law.
EXPERTS
The consolidated financial statements of Associated Banc-Corp as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021, which are included in our Annual Report on Form 10-K, have been incorporated by reference in this prospectus supplement and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS
Associated Banc-Corp
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Units

Associated Banc-Corp or the selling security holders of Associated Banc-Corp may offer from time to time to sell, in one or more series, the securities described in this prospectus.
These securities may be offered or sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continued or delayed basis.
The principal executive offices of Associated Banc-Corp are located at 433 Main Street, Green Bay, Wisconsin 54301, and the telephone number is (920) 491-7500.
We or our selling security holders will provide the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. These securities cannot be sold unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
The shares of the common stock of Associated Banc-Corp are listed on the New York Stock Exchange under the symbol “ASB.” On June 2, 2021, the closing price of Associated Banc-Corp’s common stock was $22.87 per share.

Purchasers of securities should read and consider the information set forth in “Risk Factors” on page 3 of this prospectus and in the accompanying prospectus supplement, if any.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE SECURITIES WILL BE EQUITY SECURITIES IN OR UNSECURED OBLIGATIONS OF ASSOCIATED BANC-CORP AND WILL NOT BE SAVINGS ACCOUNTS OR DEPOSITS IN OUR SUBSIDIARY BANK, WILL NOT BE GUARANTEED BY OUR SUBSIDIARY BANK AND, UNLESS SPECIFIED IN A PROSPECTUS SUPPLEMENT, WILL NOT BE INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

This prospectus is dated June 8, 2021.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information provided under the heading “Where You Can Find More Information.”
You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.
Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into other securities that are described in this prospectus or which will be described in a prospectus supplement or may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.
The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. You can find the registration statement at the SEC’s website or at the SEC office mentioned under the heading “Where You Can Find More Information.”
Unless the context otherwise indicates, the terms “us,” “we” and the “Company” refer to Associated Banc-Corp.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and at the SEC’s website: http://www.sec.gov. Our principal internet address is www.associatedbank.com. This reference to our Internet address is for informational purposes only, and the information contained on our website is not part of this prospectus.
This prospectus is a part of a registration statement on Form S-3. This prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. For further information about us and the securities, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.
The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information that we incorporate by reference is deemed to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. The documents contain important information about us and our financial condition.
Our SEC Filings (File No. 001-31343)	Period or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2020
Quarterly Report on Form 10-Q	Quarter ended March 31, 2021
Current Reports on Form 8-K	Filed on January 21, 2021 (Item 5.02 only); February 5, 2021; March 10, 2021 (Item 5.02 only); April 27, 2021; and April 28, 2021
Registration Statement on Form 8-A	Filed on December 11, 2014
We also incorporate by reference additional documents that we will file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this document. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:
Associated Banc-Corp
Attention: Corporate Secretary
433 Main Street
Green Bay, Wisconsin 54301
(920) 491-7500

RISK FACTORS
Investing in the securities involves risk. Please see the “Risk Factors” section in our most recent Annual Report on Form 10-K, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of the securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.
FORWARD-LOOKING STATEMENTS
This prospectus and the documents that are incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. You can identify forward-looking statements by words such as “may,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” “outlook,” “guidance” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. Such forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance or business and are based upon the beliefs and assumptions of our management and the information available to our management at the time these disclosures are prepared. These forward-looking statements involve risks and uncertainties that we may not be able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements.
Before you invest in our securities, you should be aware that the occurrence of the events discussed under the captions “Risk Factors Summary” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and discussed elsewhere in this prospectus and in the information incorporated by reference herein, could have an adverse effect on our business, results of operations and financial condition. These factors, many of which are beyond our control, include the following:
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Credit risks, including changes in economic conditions and risk relating to our allowance for credit losses on loans and investments.

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Liquidity and interest rate risks, including the impact of capital market conditions and changes in monetary policy on our borrowings and net interest income.

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Operational risks, including processing, information systems, cybersecurity, vendor problems, business interruption, and fraud risks.

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Strategic and external risks, including economic, political, and competitive forces impacting our business.

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Legal, compliance, and reputational risks, including regulatory and litigation risks.

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The risk that our analyses of these risks and forces could be incorrect and / or that the strategies developed to address them could be unsuccessful.

The forward-looking statements contained or incorporated by reference in this prospectus relate only to circumstances as of the date on which the statements are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ASSOCIATED BANC-CORP
General
We are a bank holding company registered pursuant to the Bank Holding Company Act of 1956, as amended.
Our bank subsidiary, Associated Bank traces its history back to the founding of the Bank of Neenah in 1861. We were incorporated in Wisconsin in 1964 and were inactive until 1969 when permission was received from the Federal Reserve System to acquire three banks. At December 31, 2020, we owned one nationally chartered commercial bank headquartered in Green Bay, Wisconsin, which serves local communities across the upper Midwest, one nationally chartered trust company headquartered in Wisconsin, and 13 limited purpose banking and nonbanking subsidiaries either located in or conducting business primarily in our three-state footprint (Wisconsin, Illinois, and Minnesota) that are closely related or incidental to the business of banking or financial in nature. Measured by total assets reported at December 31, 2020, we are the largest commercial bank holding company headquartered in Wisconsin.
Through Associated Bank and various nonbanking subsidiaries, we provide a broad array of banking and nonbanking products and services to individuals and businesses through 228 banking branches at December 31, 2020, serving more than 120 communities, primarily within our three-state branch footprint. Our business is primarily relationship-driven and is organized into three reportable segments: Corporate and Commercial Specialty; Community, Consumer, and Business; and Risk Management and Shared Services.
The Corporate and Commercial Specialty segment serves a wide range of customers including private clients, larger businesses, developers, not-for-profits, municipalities, and financial institutions by providing lending and deposit solutions as well as the support to deliver, fund, and manage such banking solutions. In addition, this segment provides a variety of investment, fiduciary, and retirement planning products and services to individuals, private clients, and small to mid-sized businesses. In serving this segment, we compete based on an in-depth understanding of our customers’ financial needs, the ability to match market competitive solutions to those needs, and the highest standards of relationship and service excellence in the delivery of these services. Delivery of services is provided through our corporate and commercial units, our commercial real estate unit, as well as our specialized industries and commercial financial services units. Within this segment we provide the following products and services: (1) lending solutions, such as commercial loans and lines of credit, commercial real estate financing, construction loans, letters of credit, leasing, asset based lending, and, for our larger clients, loan syndications; (2) deposit and cash management solutions such as commercial checking and interest-bearing deposit products, cash vault and night depository services, liquidity solutions, payables and receivables solutions, and information services; (3) specialized financial services such as interest rate risk management, foreign exchange solutions, and commodity hedging; (4) fiduciary services such as administration of pension, profit-sharing and other employee benefit plans, fiduciary and corporate agency services, and institutional asset management; and (5) investable funds solutions such as savings, money market deposit accounts, IRA accounts, certificates of deposit, fixed and variable annuities, full-service, discount and online investment brokerage; investment advisory services; trust and investment management accounts.
The Community, Consumer, and Business segment serves individuals, as well as small and mid-sized businesses, by providing lending and deposit solutions. In addition, the Corporation offered insurance and risk consulting services, until the sale of the business in June of 2020. In serving this segment, we compete based on providing a broad range of solutions to meet the needs of our customers in their entire financial lifecycle, convenient access to our services through multiple channels such as branches, phone-based services, online and mobile banking, and a relationship-based business model which assists our customers in navigating any changes and challenges in their financial circumstances. Delivery of services is provided through our various consumer banking and community banking units. Within this segment we provide the following products and services: (1) lending solutions such as residential mortgages, home equity loans and lines of credit, personal and installment loans, business loans, and business lines of credit, and (2) deposit and transactional solutions such as checking, credit, debit and pre-paid cards, online banking and bill pay, and money transfer services.

The Risk Management and Shared Services segment includes key shared operational functions and also includes residual revenue and expenses, representing the difference between actual amounts incurred and the amounts allocated to operating segments, including interest rate risk residuals (funds transfer pricing mismatches) and credit risk and provision residuals (long-term credit charge mismatches).
Our primary sources of revenue, through our banking subsidiary, are net interest income (predominantly from loans and investment securities), and noninterest income (principally fees and other revenue from financial services provided to customers or ancillary services tied to loans and deposits).
We are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on us.
Our principal executive office is located at 433 Main Street, Green Bay, Wisconsin 54301, and our telephone number at that address is (920) 491-7500.
CERTAIN REGULATORY CONSIDERATIONS
General
As a bank holding company under the Bank Holding Company Act, we and our business activities are subject to the supervision, examination and regulation of the Federal Reserve Board (the “FRB”).
For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this prospectus, and any subsequent reports we file with the SEC that are so incorporated. This regulatory framework is intended primarily for the protection of depositors and other clients of banking subsidiaries, the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) and the banking system as a whole, not for the protection of investors.
We are a member of the Federal Reserve System. Our subsidiary banks are subject to regulation by the Office of the Comptroller of the Currency (the “OCC”), and their deposits are insured by the FDIC.
Restrictions on Payment of Dividends
Banking Subsidiary Dividends
We are a legal entity separate and distinct from our banking and other subsidiaries. A substantial portion of our revenue comes from dividends paid to us by Associated Bank. The OCC’s prior approval of the payment of dividends by Associated Bank to us is required only if the total of all dividends declared by Associated Bank in any calendar year exceeds the sum of such subsidiaries’ retained net income for that year and their retained net income for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits national banks from paying dividends that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan losses. In addition, under the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), an insured depository institution, such as Associated Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDICIA).
Holding Company Dividends
In addition, we and Associated Bank is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the requirements of the FRB, we, as a bank holding company, are required to serve as a source of financial strength to Associated Bank and to commit resources to support it. In addition, consistent with its “source of strength” policy, the FRB has stated that, as a matter of prudent banking, a bank holding company should not maintain a level of cash dividends to its shareholders that places undue pressure on the capital of its bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the bank holding company’s ability to serve as a source of strength. The appropriate federal regulatory authorities have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only out of current operating earnings.
USE OF PROCEEDS
Unless we indicate a different use in an accompanying prospectus supplement, the net proceeds from our sale of the offered securities will be added to our general corporate funds and may be used for:
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debt reduction or debt refinancing;

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investments in or advances to subsidiaries;

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acquisitions of bank and nonbank subsidiaries;

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repurchase of shares of our common stock or other securities; and

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other general corporate purposes.

Until the net proceeds have been used, they may be temporarily invested in securities or held in deposits of our subsidiary bank.
We will receive no proceeds from sales of securities by selling security holders pursuant to this prospectus and any accompanying prospectus supplement.
The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering.
DESCRIPTION OF SENIOR AND SUBORDINATED DEBT SECURITIES
General
We have described below certain general terms that may apply to the debt securities issued pursuant to this prospectus. We will describe the particular terms of any such debt securities we offer to you in the prospectus supplement relating to those debt securities.
We will issue the senior debt securities under a senior indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee, and we will issue the subordinated debt securities under a subordinated indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The following summary of certain provisions of the indentures for the senior debt securities and the subordinated debt securities is not complete. You should refer to the indentures, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.
Neither of the indentures limits the amount of senior and subordinated debt securities that we may issue. We also have the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all “senior indebtedness” (as defined below under “Subordinated Debt Securities — Subordination”). In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be junior to all “other financial obligations” (as defined below under “Subordinated Debt Securities — Subordination”).
We are a bank holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will be subordinated in right of payment to claims of creditors of our subsidiaries, except to the extent that Associated Banc-Corp may be recognized, and receive payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors, other than

Associated Banc-Corp, include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.
We may issue the debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to a particular series of debt securities being offered the particular amounts, prices, and terms of those debt securities. These terms may include:
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the title and type of the senior and subordinated debt securities;

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any limit on the aggregate principal amount or aggregate initial offering price of the senior and subordinated debt securities;

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the purchase price of the senior and subordinated debt securities;

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the dates on which the principal of the senior and subordinated debt securities will be payable;

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the interest rates of the senior and subordinated debt securities, or the method for determining those rates, and the interest payment dates for the senior and subordinated debt securities;

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the places where payments may be made on the senior and subordinated debt securities;

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any mandatory or optional redemption provisions applicable to the senior and subordinated debt securities;

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any sinking fund or similar provisions applicable to the senior and subordinated debt securities;

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the authorized denominations of the senior and subordinated debt securities, if other than $1,000 and integral multiples of $1,000;

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if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or other composite currencies, in which payments on the senior and subordinated debt securities will be payable (which currencies may be different for principal, premium, and interest payments);

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any conversion or exchange provisions applicable to the senior and subordinated debt securities;

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any defaults and events of default applicable to the senior and subordinated debt securities (if not described in this prospectus);

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whether the senior and subordinated debt securities will be issuable only in global form, which is known as a global security, and, if so, the name of the depositary for the global security and the circumstances under which the global security may be registered for transfer or exchange in the name of the person other than the depositary; and

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any other specific terms of the senior and subordinated debt securities.

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the debt securities.
Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. Any applicable prospectus supplement will also contain any special U.S. federal income tax or other information relating to original issue discount securities.
Persons considering the purchase, ownership, or disposition of original issue discount debt securities or other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, should consult their own tax advisors concerning the U.S. federal income tax consequences to them from the purchase, ownership, or disposition of those securities in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.
Unless otherwise specified in the applicable prospectus supplement, we will issue the senior and subordinated debt securities only in fully registered form without coupons. You will not be required to pay a service charge for any transfer or exchange of senior and subordinated debt securities, but we may require payment of any taxes or other governmental charges.

Unless otherwise specified in the applicable prospectus supplement, we will pay principal, premium, if any, and interest, if any, on the senior and subordinated debt securities at the corporate trust office of the trustee. You may also make transfers or exchanges of senior and subordinated debt securities at that location. We also have the right to pay interest on any senior and subordinated debt securities by check mailed to the registered holders of such debt securities at their registered addresses. In connection with any payment on debt securities, we may require the holder to certify information to Associated Banc-Corp. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments, or governmental charges from the payment.
Neither of the indentures limits our ability to enter into a highly leveraged transaction or provides you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization, or similar restructuring of Associated Banc-Corp.
The senior and subordinated debt securities may be offered together with warrants to purchase additional senior and subordinated debt securities, warrants to purchase shares of common stock or warrants to purchase shares of preferred stock. We may also issue debt securities exchangeable for or convertible into other series of our senior and subordinated debt securities. The applicable prospectus supplement will describe the specific terms of any of those warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities issuable upon the exercise, exchange, or conversion of those securities. See “Description of Warrants” below.
Senior Debt Securities
The senior debt securities will be direct, unsecured general obligations of Associated Banc-Corp, will constitute senior indebtedness of Associated Banc-Corp, and will have the same rank as our other senior indebtedness. For a definition of “senior indebtedness,” see “Subordinated Debt Securities — Subordination” below.
Limitation on Disposition of Stock of Principal Subsidiary Bank.   The senior indenture contains a covenant by us that, so long as any of the senior debt securities are outstanding, neither we nor any of our wholly-owned subsidiaries will dispose of any shares of voting stock of our principal subsidiary bank, or any securities convertible into, or options, warrants, or rights to purchase, shares of voting stock of our principal subsidiary bank, except to Associated Banc-Corp or another of our wholly-owned subsidiaries. In addition, the covenant provides that neither we nor any of our wholly-owned subsidiaries will permit our principal subsidiary bank to issue any shares of its voting stock (other than directors’ qualifying shares), or securities convertible into, or options, warrants, or rights to purchase, shares of its voting stock.
The above covenant is subject to our rights in connection with a consolidation or merger of Associated Banc-Corp with or into another person or a sale of our assets. The covenant also will not apply if:
(1)   (a) the disposition in question is made for fair market value, as determined by the board of directors of Associated Banc-Corp; and (b) after giving effect to the disposition, we and any one or more of our wholly-owned subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the principal subsidiary bank in question or any successor to that principal subsidiary bank, free and clear of any security interest; or
(2)   the disposition in question is made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction.
The above covenant also does not restrict our principal bank subsidiary from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation, (A) Associated Banc-Corp, or its successor, and any one or more of our wholly-owned subsidiaries own at least 80% of the voting stock of the resulting bank, and (B) no event of default, and no event which, after notice or lapse of time or both, would become an event of default under the senior indenture shall have happened and be continuing.
The senior indenture defines the term “principal subsidiary bank” to mean any of our subsidiaries which is a commercial bank and which has total assets equal to 30 percent or more of the total consolidated assets of Associated Banc-Corp as of the date of our most recent audited consolidated financial statements. At present, Associated Bank, National Association is our sole subsidiary bank which constitutes a principal subsidiary bank under this definition. As used above, “voting stock” means a class of stock having general voting power under ordinary circumstances irrespective of the happening of a contingency. The above covenant would not prevent our principal subsidiary bank from engaging in a sale of assets to the extent otherwise permitted by the senior indenture.
Events of Default.   The senior indenture defines an event of default with respect to any series of senior debt securities as any one of the following events:
(1)   default in the payment of interest on any senior debt security of that series and the continuance of that default for 30 days;
(2)   default in the payment of principal of, or premium, if any, on, any senior debt security of that series at maturity;
(3)   default in the deposit of any sinking fund payment applicable to any senior debt security of that series and the continuance of that default for 5 days;
(4)   default in the performance, or breach, of any of the other covenants or warranties in the senior indenture, and continuance of such default or breach for a period of 60 days after notice has been given to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of the outstanding securities of that series;
(5)   specified events of bankruptcy, insolvency, or reorganization of Associated Banc-Corp; and
(6)   any other event of default specified with respect to senior debt securities of that series.
If any event of default with respect to senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration is required upon specified events of bankruptcy, insolvency or reorganization. Subject to certain conditions, the holders of a majority in principal amount of the outstanding senior debt securities of that series may annul the declaration.
We will describe in the applicable prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.
Subject to the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of senior debt securities, unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. The senior indenture provides that the holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the senior indenture.
The senior indenture includes a covenant requiring us to file annually with the trustee a certificate of no default or specifying any default that exists.
Defeasance and Covenant Defeasance.   The senior indenture contains a provision that, if made applicable to any series of senior debt securities, permits us to elect:
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defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any senior debt securities of that series then outstanding, and/or

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covenant defeasance, which would release us from our obligations under specified covenants and the consequences of the occurrence of an event of default resulting from a breach of these covenants.

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. government obligations (as defined below) or, with respect to senior debt securities denominated in a foreign currency, foreign government obligations (as defined below) which, through the payment of principal and interest in accordance with their terms, will provide sufficient money, without reinvestment, to repay in full those senior debt securities.
As used in the senior indenture, “U.S. government obligations” are:
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direct obligations of the U.S. or of an agency or instrumentality of the U.S., in either case that is guaranteed as a full faith and credit obligation of the U.S. and that is not redeemable by the issuer; and

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certain depositary receipts with respect to an obligation referred to in clause immediately above.

As used in the senior indenture, “foreign government obligations” are direct obligations of a foreign government or governments or of an agency or instrumentality of such foreign government or governments, in either case that is guaranteed as a full faith and credit obligation of such foreign government or governments and that is not callable or redeemable by the issuer.
As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law.
If we exercise our covenant defeasance option with respect to a particular series of senior debt securities, then even if there were a default under the related covenant, payment of those senior debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of senior debt securities, even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those senior debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those senior debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.
Modification and Waiver.   The senior indenture provides that we, together with the trustee, may enter into supplemental indentures without the consent of the holders of senior debt securities to:
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evidence the assumption by another person of our obligations;

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add covenants for the benefit of the holders of all or any series of senior debt securities;

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add any additional events of default;

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add to or change the senior indenture to permit or facilitate the issuance of debt securities in bearer form;

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add to, change or eliminate a provision of the senior indenture if such addition, change or elimination does not apply to a senior debt security created prior to the execution of such supplemental indenture, or modify the rights of a holder of any senior debt security with such provision;

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secure any senior debt security;

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establish the form or terms of senior debt securities of any series;

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evidence the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the senior indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee; or

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cure any ambiguity or correct any inconsistency in the senior indenture or make other changes, provided that any such action does not adversely affect the interests of the holders of senior debt securities of any affected series in any material respect.

Other amendments and modifications of the senior indenture may be made with the consent of the holders of not less than a majority of the aggregate principal amount of each series of the outstanding senior debt securities affected by the amendment or modification. No modification or amendment may, however, without the consent of the holder of each outstanding senior debt security affected:
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change the stated maturity of the principal of or any installment of principal or interest, if any, on any such senior debt security;

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reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such senior debt security or the principal amount due upon acceleration of an original issue discount security;

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change the place or currency of payment of principal of (or premium, if any) or the interest, if any, on such senior debt security;

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impair the right to sue for the enforcement of any such payment on or with respect to any such senior debt security;

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reduce the percentage of holders of senior debt securities necessary to modify or amend the senior indenture; or

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modify the foregoing requirements or reduce the percentage of outstanding securities necessary to waive compliance with certain provisions of the senior indenture or for waiver of certain defaults.

The holders of at least a majority of the aggregate principal amount of the outstanding securities of any series may, on behalf of all holders of that series, waive our required compliance with certain restrictive provisions of the senior indenture and may waive any past default under the senior indenture, except a default in the payment of principal, premium, or interest or in the performance of certain covenants.
Consolidation, Merger, and Sale of Assets.   We may, without the consent of the holders of any senior debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person, or permit another corporation to merge into Associated Banc-Corp, as long as:
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the successor is a person organized under U.S. law;

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the successor, if not us, assumes our obligations on the senior debt securities and under the senior indenture;

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after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

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we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease of our properties and assets complies with the senior indenture and that all conditions precedent to such transaction have been complied with.

Subordinated Debt Securities
The subordinated debt securities will be direct, unsecured general obligations of Associated Banc-Corp. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness — and, in certain circumstances described below relating to our dissolution, winding-up, liquidation, or reorganization — to all other financial obligations. The subordinated indenture does not limit the amount of debt, including senior indebtedness, or other financial obligations we may incur.
Unless otherwise specified in the applicable prospectus supplement, the maturity of the subordinated debt securities will be subject to acceleration only upon our bankruptcy or reorganization. See “— Events of Default” below.
The holders of subordinated debt securities of a series that are specified to be convertible into our common stock or other securities will be entitled as specified in the applicable prospectus supplement to convert those convertible subordinated debt securities into common stock or such other securities, at the conversion price, at the times, and on the terms set forth in the prospectus supplement.

Subordination.   The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness and effectively subordinated to all existing and future debt and other liabilities of our subsidiaries and, upon the occurrence of certain events of insolvency, will be subordinated to the prior payment in full of our general obligations.
As used in this prospectus, “senior indebtedness” means (1) the principal of (and premium, if any) and interest in respect of indebtedness of the Company for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company; (2) all capital lease obligations of the Company; (3) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business; (4) all obligations of the Company in respect of any letters of credit, bankers’ acceptance, security purchase facilities and similar credit transactions; (5) all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements; (6) all obligations of the type referred to in clauses (1) through (5) of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; (7) all obligations of the type referred to in clauses (1) through (6) of other persons secured by any lien on any property or asset of the Company whether or not such obligation is assumed by the Company; and (8) any deferrals, renewals or extensions of any such senior indebtedness. Senior indebtedness does not include the subordinated debt securities issued under the subordinated indenture, any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities issued under the subordinated indenture, and any indebtedness between or among the Company and its affiliates, including all other debt securities and guarantees in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company in connection with the issuance by such financing vehicle of capital securities or other securities guaranteed by the Company pursuant to an instrument that ranks on an equal basis with or junior in respect of payment to subordinated debt securities issued under the subordinated indenture.
The subordinated indenture defines “general obligations” as all obligations of the Company to make payment on account of claims of general creditors, other than (A) obligations on account of senior indebtedness and (B) obligations on account of subordinated debt securities issued under the subordinated indenture and indebtedness for money borrowed ranking pari passu with or subordinate to subordinated debt securities issued under the subordinated indenture.
If the Board of Governors of the Federal Reserve System (or other Federal banking supervisor that is at the time of determination the Company’s primary Federal banking supervisor) shall promulgate any rule or issue any interpretation defining or describing the term “general creditor” or “general creditors” or “senior indebtedness” for purposes of its criteria for the inclusion of subordinated debt of a bank holding company (including a financial holding company, if applicable) in capital, or otherwise defining or describing the obligations to which subordinated debt of a bank holding company (including a financial holding company, if applicable) must be subordinated to be included in capital, to include any obligations not included in the definition of “senior indebtedness” under the subordinated indenture, the term “general obligations” will mean such obligations as defined or described in the first such rule or interpretation, other than obligations described in clauses (A) and (B) above.
If the maturity of any subordinated debt securities is accelerated, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated debt securities.
No payments on account of principal (or premium, if any) or interest, if any, in respect of the subordinated debt securities may be made if there shall have occurred and be continuing:
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a default in the payment of principal of (or premium, if any) or interest on senior indebtedness;

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an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof; or

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if any judicial proceeding shall be pending with respect to any such default.

In addition, upon our dissolution, winding-up, liquidation, or reorganization:
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we must pay to the holders of senior indebtedness the full amounts of principal of, premium, if any, and interest, if any, on the senior indebtedness before any payment or distribution is made on the subordinated debt securities, and

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if, after we have made those payments on the senior indebtedness, amounts are available for payment on the subordinated debt securities and creditors who hold other financial obligations have not received their full payments, then we will first use amounts available for payment on the subordinated debt securities to pay in full all other financial obligations before we may make any payment on the subordinated debt securities.
No Limitation on Disposition of Voting Stock of Principal Subsidiary Bank.   The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of our subsidiary bank, or securities convertible into, or options, warrants, or rights to purchase shares of, voting stock of our subsidiary bank. The subordinated indenture also does not prohibit our subsidiary bank from issuing any shares of their voting stock or securities convertible into, or options, warrants, or rights to purchase shares of, their voting stock.
Events of Default.   An event of default under the subordinated indenture with respect to subordinated debt securities of any series occurs upon certain events in bankruptcy, insolvency or reorganization involving us and any other event of default regarding that series of debt securities. If an event of default in connection with any outstanding series of subordinated debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series (or, if any securities of that series are original issue discount securities, such portion of the principal amount of such securities as may be specified by the terms thereof) may declare the principal amount due and payable immediately. Subject to certain conditions, the declaration of acceleration may be rescinded and annulled by the holders of a majority of the principal amount of subordinated debt securities of that series.
In addition, the subordinated indenture also provides for defaults, which are not events of default and do not entitle the holders to accelerate the principal of the subordinated debt securities. The following are defaults under the subordinated indenture with respect to subordinated debt securities of a series:
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our failure to pay principal of, or any premium on, any debt security of that series when the payment is due;

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our failure to pay any interest on any debt security of that series when the interest payment is due, and continuance of this default for 30 days;

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our default in the performance, or breach, of any of our covenants or warranties in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of a different series of subordinated debt securities, which has continued for 60 days after we have been given written notice of the default as provided in the indenture;

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any event of default under the subordinated indenture; and

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any other default regarding that series of debt securities.

If there is a default in payment of principal or interest (not cured within 30 days) in connection with any outstanding series of subordinated debt securities and upon demand of the trustee, we will be required to pay the whole principal amount (and premium, if any) and interest, if any, then due and payable on the subordinated debt securities of that series to the trustee for the benefit of the holders of the outstanding subordinated debt securities of that series.
Defeasance and Covenant Defeasance.   The subordinated indenture contains a provision that, if made applicable to any series of subordinated debt securities, permits us to elect defeasance and/or covenant defeasance under the same terms described above in “Senior Debt Securities — Defeasance and Covenant Defeasance.”

Modification and Waiver.   The subordinated indenture contains provisions providing for the amendment or modification of the subordinated indenture and waiver of compliance with certain provisions or past defaults under the same terms described above in “Senior Debt Securities — Modification and Waiver”. Additionally, no modification or amendment to the subordinated indenture may, without the consent of the holder of each outstanding subordinated debt security affected:
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modify the subordination provisions of the subordinated debt securities of any series in a manner adverse to the holders of the subordinated debt securities; or

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adversely affect the right to convert any subordinated debt security.

Consolidation, Merger, and Sale of Assets.   We may, without the consent of the holders of any subordinated debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into Associated Banc-Corp under the same terms described above in “Senior Debt Securities — Consolidation, Merger, and Sale of Assets.”
Conversion.   The subordinated indenture contains provisions providing for the designation of any series of subordinated debt securities as convertible into our common stock upon the exercise by the holder of the right to convert such series of subordinated debt securities into common stock in accordance with the terms of the subordinated indenture.
Information Concerning the Trustee
Associated Banc-Corp and some of our subsidiaries maintain deposits and conduct other banking transactions with the trustee under each of the senior indenture and the subordinated indenture in the ordinary course of business.
Governing Law
The senior indenture, the subordinated indenture, the senior debt securities, and the subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.
DESCRIPTION OF COMMON STOCK
We have one class of common stock, the Associated Banc-Corp common stock. Of the 250,000,000 shares of our common stock with a par value of $0.01 per share authorized, 152,880,296 shares were outstanding as of June 1, 2021, exclusive of shares held in treasury.
The following summary of the material terms and rights of our common stock is not complete. You should refer to the applicable provision of our Amended and Restated Articles of Incorporation, as amended, for a complete statement of the terms and rights of our common stock.
Dividend Rights
Holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of our assets legally available for payment, subject to the rights of holders of our Series C, Series D, Series E and Series F Preferred Stock and any other series of preferred stock that may be designated, issued and outstanding from time to time, if and to the extent so provided under the terms of such series. No share of our common stock is entitled to any preferential treatment with respect to dividends.
Voting Rights
Each holder of our common stock will be entitled at each shareholders’ meeting, with regard to each matter to be voted on, to cast one vote, in person or by proxy, for each share of our common stock registered in his or her name on our stock transfer books. Subject to the rights, if any, of the holders of any series of preferred stock under their respective certificates of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Voting rights are not cumulative, which means that holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares will not be able to elect any directors.

Rights Upon Liquidation
Subject to and to the extent of the rights of holders of any of our preferred stock which may be designated, issued and outstanding from time to time, in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our common stock will be entitled to receive all of our assets remaining for distribution to our shareholders, on a pro rata basis.
Miscellaneous
Shares of our common stock are not convertible into shares of any other class of capital stock. Shares of our common stock are not and will not be entitled to any preemptive or subscription rights. The issued and outstanding shares of our common stock are fully paid and nonassessable. The transfer agent, registrar, and dividend disbursement agent for our common stock shall be named in the applicable prospectus supplement.
DESCRIPTION OF PREFERRED STOCK
Under our Amended and Restated Articles of Incorporation, as amended, our board of directors is authorized, without further shareholder action, to issue up to 750,000 shares of preferred stock, $1.00 par value per share, in one or more series, and to determine the preferences, limitations and relative rights of each series. Except for the (i) 65,000 shares of our 6.125% Non-Cumulative Perpetual Preferred Stock, Series C, with a liquidation preference of $1,000 per share, all of which were outstanding as of June 1, 2021, (ii) 100,000 shares of our 5.375% Non-Cumulative Perpetual Preferred Stock, Series D, with a liquidation preference of $1,000 per share, 99,458 of which were outstanding as of June 1, 2021, (iii) 100,000 shares of our 5.875% Non-Cumulative Perpetual Preferred Stock, Series E, with a liquidation preference of $1,000 per share, all of which were outstanding as of June 1, 2021 and (iv) 100,000 shares of our 5.625% Non-Cumulative Perpetual Preferred Stock, Series F, with a liquidation preference of $1,000 per share, all of which were outstanding as of June 1, 2021, no shares of our authorized preferred stock are currently designated or outstanding. We may amend our Amended and Restated Articles of Incorporation, as amended, to increase the number of authorized shares of preferred stock in a manner permitted by our Amended and Restated Articles of Incorporation and the Wisconsin Business Corporation Law.
Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a “controlling influence” over Associated Banc-Corp, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.
We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include, without limitation:
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the number of shares being offered;

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the title and liquidation preference per share;

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the purchase price;

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the dividend rate or method for determining that rate;

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the dates on which dividends will be paid;

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whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

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any applicable redemption or sinking fund provisions;

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any applicable conversion provisions;

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any applicable voting rights;

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whether we have elected to offer depositary shares with respect to that series of preferred stock; and

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any additional dividend, liquidation, redemption, sinking fund, and other rights and restrictions applicable to that series of preferred stock.

We will disclose the terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should also refer to our Amended and Restated Articles of Incorporation, as amended, and to our Articles of Amendment relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. We will file amendments to our Articles of Incorporation designating and setting forth the terms of each series of preferred stock with the SEC promptly after the offering of any such series of preferred stock.
The preferred stock will, when issued, be fully paid and nonassessable. The preferred stock will have no preemptive or other subscription rights, nor will it be entitled, as of right, to purchase or subscribe for any part of our unissued stock or of any additional stock issued by reason of any increase in our authorized capital stock or other securities whether or not convertible into shares of our common stock.
6.125% Non-Cumulative Perpetual Preferred Stock, Series C
As of June 1, 2021, there were 65,000 shares of our 6.125% Non-Cumulative Perpetual Preferred Stock, Series C, par value of $1.00 per share, with a liquidation preference of $1,000 per share (the “Series C Preferred Stock” or the “Series C Shares”) issued and outstanding. The depositary is the sole holder of the Series C Preferred Stock, as described under “Depositary Shares Representing the Series C Shares” below, and all references in this prospectus to the holders of the Series C Shares shall mean the depositary. However, the holders of the depositary shares representing the Series C Shares are entitled, through the depositary, to exercise the rights and preferences of the holders of the Series C Shares, as described under “Depositary Shares Representing the Series C Shares.” This summary of the Series C Preferred Stock does not purport to be complete in all respects. This summary is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended, including the Articles of Amendment with respect to the designation of the Series C Preferred Stock, copies of which are incorporated by reference to the registration statement of which this prospectus is a part and are also available upon request from us.
On April 27, 2021, the Board of Directors of the Company called for redemption on June 15, 2021 of all of its outstanding depositary shares representing a 1/40th interest in a share of Series C Preferred Stock.
Each holder of Series C Shares is entitled to receive cash dividends when, as and if declared out of assets legally available for payment in respect of the Series C Shares by our Board of Directors or a duly authorized committee of the Board in their sole discretion. Dividends will be non-cumulative. If we do not declare dividends or do not pay dividends in full on the Series C Shares on any date on which dividends are due, then these undeclared and unpaid dividends will not cumulate, accrue or be payable.
The Series C Shares have a fixed liquidation preference of $1,000 per share (equivalent to $25 per depositary share). If we liquidate, dissolve or wind up our business and affairs, holders of Series C Shares will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per Series C Share equal to the liquidation preference per Share plus an amount with respect to dividends as and to the extent described below under “— Liquidation Rights.”
The Series C Shares are not convertible into, or exchangeable for, shares of our common stock or any other class or series of our stock or other securities. The Series C Shares are not subject to any sinking fund or any other obligation of us to redeem or repurchase the Series C Shares.
Ranking
The Series C Shares rank, as to the payment of dividends and the amounts to be paid upon liquidation, dissolution or winding up, senior to our common stock and any other class or series of shares ranking junior to the Series C Shares. The Series C Shares rank equally with our 5.375% Non-Cumulative Perpetual

Preferred Stock, Series D, our 5.875% Non-Cumulative Perpetual Preferred Stock, Series E, and our 5.625% Non-Cumulative Perpetual Preferred Stock, Series F, and at least equally with any other series of preferred stock ranking equal to the Series C Shares as to payment of dividends or the amounts to be paid upon liquidation, dissolution or winding up, as applicable.
During any Dividend Period (as defined below), so long as any Series C Shares remain outstanding, unless (a) the full dividends for the then-current Dividend Period on all outstanding Series C Shares have been paid, or declared and funds set aside therefor and (b) we are not in default on our obligation to redeem any Series C Shares that have been called for redemption as described below under “Redemption”:
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no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in junior stock; and

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no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us.

On any Dividend Payment Date (as defined below) for which full dividends are not paid, or declared and funds set aside therefor, upon the Series C Shares and other equity securities designated as ranking on parity with the Series C Shares as to payment of dividends (“dividend parity stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series C Shares and the dividend parity stock shall be shared:
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first ratably by the holders of any such shares, who have the right to receive dividends with respect to Dividend Periods prior to the then-current Dividend Period, in proportion to the respective amounts of the undeclared and unpaid dividends relating to prior Dividend Periods; and

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thereafter by the holders of these shares on a pro rata basis.

We have agreed, in the Articles of Amendment to our Amended and Restated Articles of Incorporation establishing the terms of the Series C Shares, not to issue preferred stock having dividend payment dates that are not also Dividend Payment Dates for the Series C Shares.
Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series C Shares from time to time out of any funds legally available for such payment, and the Series C Shares shall not be entitled to participate in any such dividend.
Dividends
General
Dividends on the Series C Shares are not mandatory. Holders of Series C Shares, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Series C Shares as to payment of dividends, will be entitled to receive, only when, as and if declared by our board of directors or a duly authorized committee of the board, and only out of assets legally available for the payment of dividends under Wisconsin law, non-cumulative cash dividends at a rate per annum equal to 6.125%, applied to the fixed liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Dividends on the Series C Shares are payable quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Series C Shares commenced upon (and included) the date of original issuance of the Series C Shares. If additional Series C Shares are issued at a future date, the first Dividend Period for such Series C Shares will commence upon (and include) (i) if the Series C Shares are issued on a Dividend Payment Date, the date on which the Series C Shares were issued and (ii) if the Series C Shares are not issued on a Dividend Payment Date, the most recent Dividend Payment Date preceding the date on which the Series C Shares were issued.

Dividends will be paid to holders of record on the 15th calendar date (whether or not a Business Day) before such Dividend Payment Date or such other record date not more than 60 days nor less than 10 days preceding such Dividend Payment Date and fixed for that purpose by our board of directors or a committee thereof in advance of payment of each particular dividend. The corresponding record dates for the depositary shares are the same as the record dates for the Series C Shares. As used in this section, “Business Day” means each weekday on which banking institutions in the City of New York are not authorized or obligated by law, regulation or executive order to close.
The dividend payable per Series C Share for any Dividend Period is computed on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, the applicable dividend will be paid on the first Business Day following that day without adjustment.
We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums, and dividends on the Series C Shares will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws or regulations applicable thereto, including applicable capital adequacy guidelines. The Federal Reserve Board (including any successor bank regulatory authority that may become our Appropriate Federal Banking Agency, as defined below), is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Wisconsin state laws relating to the payment of dividends.
Dividends are Non-Cumulative
Dividends on the Series C Shares are non-cumulative. We have no obligation to pay dividends for the corresponding Dividend Period after that Dividend Payment Date or to pay interest with respect to these dividends, whether or not we declare dividends on the Series C Shares for any subsequent Dividend Period.
Redemption
On April 27, 2021, the Board of Directors of the Company called for redemption on June 15, 2021 of all of its outstanding depositary shares representing a 1/40th interest in a share of Series C Preferred Stock.
Optional Redemption
The Series C Shares are not subject to any mandatory redemption, sinking fund or other similar provisions. However, the Series C Shares may be redeemed on or after June 15, 2020 (“Optional Redemption”). On that date or on any Dividend Payment Date thereafter, the Series C Shares may be redeemed from time to time, in whole or in part, at our option, subject to the approval of the Appropriate Federal Banking Agency, at the cash redemption price provided below. Dividends will not accrue on those Series C Shares on and after the redemption date. Neither the holders of Series C Shares nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series C Shares.
Redemption Following a Regulatory Capital Event
We may redeem the Series C Shares at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at our option, subject to the approval of the Federal Reserve or other Appropriate Federal Banking Agency, at the cash redemption price provided below (“Regulatory Event Redemption”). A “regulatory capital treatment event” means our good faith determination that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series C Shares; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of the Series C Shares; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Series C Shares, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of the Series C Shares then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any Series C Share is outstanding. Dividends will not accrue on those Series C Shares on and after the redemption date. “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to us as defined in Section (3)(q) of the Federal Deposit Insurance Act.
Redemption Price
The redemption price for any redemption of Series C Shares, whether an Optional Redemption or Regulatory Event Redemption, will be equal to $1,000 per Series C Share (equivalent to $25 per depositary share) plus (a) in the case of an Optional Redemption, the sum of any declared and unpaid dividends for any prior Dividend Periods, without accumulation of any undeclared dividends, or (b) in the case of a Regulatory Event Redemption, the sum of any declared and unpaid dividends for any prior Dividend Periods and accrued but unpaid and undeclared dividends for the then-current Dividend Period to but excluding the date of redemption. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a Dividend Period will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such dividend record date relating to the Dividend Payment Date.
Redemption Procedures
If Series C Shares are to be redeemed, we will provide notice by first class mail, postage prepaid, addressed to the holders of record of the Series C Shares to be redeemed, mailed not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Series C Shares or the depositary shares representing the Series C Shares are held in book-entry form through The Depository Trust Company, or “DTC,” we may give this notice in any manner permitted by DTC). Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and failure duly to give this notice by mail or otherwise, or any defect in this notice or in the mailing or provision of this notice, to any holder of Series C Shares designated for redemption will not affect the redemption of any other Series C Shares. Each notice of redemption will include a statement setting forth:
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the redemption date;

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the number of Series C Shares to be redeemed and, if less than all the Series C Shares held by the holder are to be redeemed, the number of Series C Shares to be redeemed from the holder;

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the redemption price; and

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the place or places where the Series C Shares are to be surrendered for payment of the redemption price.

If notice of redemption of any Series C Shares has been duly given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any Series C Shares so called for redemption, then, on and after the redemption date, those Series C Shares will no longer be deemed outstanding and all rights of the holders of those Series C Shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.
In the case of any redemption of only part of the Series C Shares at the time outstanding, the Series C Shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions described in this section, the Board of Directors will have the full power and authority to prescribe the terms and conditions upon which Series C Shares shall be redeemed from time to time.
Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Series C Shares is subject to prior approval by the Federal Reserve. Any redemption of the Series C Shares is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to the redemption of the Series C Shares.

Neither the holders of the Series C Shares nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series C Shares.
Liquidation Rights
In the event that we liquidate, dissolve or wind up our business and affairs, either voluntarily or involuntarily, holders of Series C Shares will be entitled to receive an amount per Share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $1,000 per Series C Share (equivalent to $25 per depositary share) plus, the sum of any declared and unpaid dividends for Dividend Periods prior to the dividend period in which the liquidation distribution is made and declared and, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. Holders of the Series C Shares will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other class or series of shares ranking junior to the Series C Shares with respect to that distribution.
If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series C Shares and all holders of any shares of our stock having the same rank as the Series C Shares with respect to any such distribution, the amounts paid to the holders of Series C Shares and such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount to which those holders are entitled. If the Total Liquidation Amount per Series C Share has been paid in full to all holders of Series C Shares and the liquidation preference of any other shares having the same rank as the Series C Shares has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series C Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of the liquidation rights, neither the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other entity or by another entity with or into us will constitute a liquidation, dissolution or winding up of our business or affairs.
Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series C Shares, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.
Voting Rights
The holders of Series C Shares will not have any voting rights and will not be entitled to elect any directors, except as indicated below or otherwise specifically required by law. Each holder of Series C Shares will have one vote per Series C Share (or one vote per 40 depositary shares) on any matter on which holders of Series C Shares are entitled to vote, including any action by written consent.
Right to Elect Two Directors Upon Non-Payment of Dividends
If and whenever the dividends on the Series C Shares and any other class or series of our stock that ranks on parity with Series C Shares as to payment of dividends and that has voting rights equivalent to those described in this paragraph (“voting parity stock”) have not been declared and paid in an aggregate amount equal, as to any such class or series, to at least six quarterly dividends (whether or not consecutive), the authorized number of our directors then constituting our Board of Directors will automatically be increased by two. Holders of Series C Shares, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, will be entitled to elect the two additional members of our Board of Directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of Series C Shares and any voting parity stock for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In addition, our Board of Directors shall at no time have more than two Preferred Stock Directors.
At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the outstanding Series C Shares and voting parity stock (addressed to the Secretary at our principal office) must, call a special meeting of the holders of Series C Shares and voting parity stock for the election of the Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in our by-laws for a special meeting of the shareholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of Series C Shares may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books.
The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by our board of directors to serve until the next annual meeting of the shareholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding Series C Shares and voting parity stock, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
If full dividends have been paid on the Series C Shares and any non-cumulative voting parity stock for at least one year and all dividends on any cumulative voting parity stock have been paid in full then the right of the holders of Series C Shares to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our Board of Directors will be reduced accordingly.
Other Voting Rights
So long as any Series C Shares remain outstanding, the affirmative vote of the holders of at least two-thirds of the Series C Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), will be required to:
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authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series C Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of capital stock into Series C Shares; or

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amend, alter or repeal the provisions of our Amended and Restated Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Shares or the holders thereof;

provided, however, that with respect to the occurrence of any event set forth in the second bullet point above, so long as any Series C Shares remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Series C Shares, in each case taking into account that upon the occurrence of this event we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series C Shares or the holders thereof, and provided, further, that any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of any other series of common stock or other equity securities ranking on a parity with or junior to the Series C Shares with respect to payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up and any change to the number of directors or number of classes of directors shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
Under Wisconsin law, the vote of the holders of a majority of the outstanding Series C Shares, voting as a separate voting group, is required for:

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certain amendments to our Amended and Restated Articles of Incorporation impacting the Series C Shares;

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the approval of any dividend payable in Series C Shares to holders of shares of another class or series of our stock;

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the approval of any proposed share exchange that includes Series C Shares; or

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the approval of any plan of merger if the plan of merger contains a provision that, if contained in a proposed amendment to our Amended and Restated Articles of Incorporation, would require action on the proposed amendment.

Further, in the case of any merger where we are the surviving corporation, the right of holders of the Series C Shares to vote separately as a group on a plan of merger does not apply if:
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the articles of incorporation of the surviving corporation will not differ, with certain exceptions, from our articles of incorporation in effect prior to the merger;

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each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitation, and relative rights, immediately after the merger; and

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the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately after the merger.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding Series C Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Series C Shares to effect the redemption.
Depositary, Transfer Agent, Registrar and Paying Agent
Wells Fargo Bank, N.A. is the depositary, transfer agent, registrar and paying agent for the Series C Shares.
5.375% Non-Cumulative Perpetual Preferred Stock, Series D
As of June 1, 2021 there were 99,458 shares of our 5.375% Non-Cumulative Perpetual Preferred Stock, Series D, par value of $1.00 per share, with a liquidation preference of $1,000 per share (the “Series D Preferred Stock” or the “Series D Shares”) issued and outstanding. The depositary is the sole holder of the Series D Preferred Stock, as described under “Depositary Shares Representing the Series D Shares” below, and all references in this prospectus to the holders of the Series D Shares shall mean the depositary. However, the holders of the depositary shares representing the Series D Shares are entitled, through the depositary, to exercise the rights and preferences of the holders of the Series D Shares, as described under “Depositary Shares Representing the Series D Shares.” This summary of the Series D Preferred Stock does not purport to be complete in all respects. This summary is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended, including the Articles of Amendment with respect to the designation of the Series D Preferred Stock, copies of which are incorporated by reference to the registration statement of which this prospectus is a part and are also available upon request from us.
Each holder of Series D Shares is entitled to receive cash dividends when, as and if declared out of assets legally available for payment in respect of the Series D Shares by our Board of Directors or a duly authorized committee of the Board in their sole discretion. Dividends will be non-cumulative. If we do not declare dividends or do not pay dividends in full on the Series D Shares on any date on which dividends are due, then these undeclared and unpaid dividends will not cumulate, accrue or be payable.

The Series D Shares have a fixed liquidation preference of $1,000 per share (equivalent to $25 per depositary share). If we liquidate, dissolve or wind up our business and affairs, holders of Series D Shares will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per Series D Share equal to the liquidation preference per Share plus an amount with respect to dividends as and to the extent described below under “— Liquidation Rights.”
The Series D Shares are not convertible into, or exchangeable for, shares of our common stock or any other class or series of our stock or other securities. The Series D Shares are not subject to any sinking fund or any other obligation of us to redeem or repurchase the Series D Shares.
Ranking
The Series D Shares rank, as to the payment of dividends and the amounts to be paid upon liquidation, dissolution or winding up, senior to our common stock and any other class or series of shares ranking junior to the Series C Shares. The Series D Shares rank equally with our 6.125% Non-Cumulative Perpetual Preferred Stock, Series C, our 5.875% Non-Cumulative Perpetual Preferred Stock, Series E, and our 5.625% Non-Cumulative Perpetual Preferred Stock, Series F, and at least equally with any other series of preferred stock ranking equal to the Series C Shares as to payment of dividends or the amounts to be paid upon liquidation, dissolution or winding up, as applicable.
During any Dividend Period (as defined below), so long as any Series D Shares remain outstanding, unless (a) the full dividends for the then-current Dividend Period on all outstanding Series D Shares have been paid, or declared and funds set aside therefor and (b) we are not in default on our obligation to redeem any Series D Shares that have been called for redemption as described below under “Redemption”:
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no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in junior stock; and

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no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us.

On any Dividend Payment Date (as defined below) for which full dividends are not paid, or declared and funds set aside therefor, upon the Series D Shares and other equity securities designated as ranking on parity with the Series D Shares as to payment of dividends (“dividend parity stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series D Shares and the dividend parity stock shall be shared:
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first ratably by the holders of any such shares, who have the right to receive dividends with respect to Dividend Periods prior to the then-current Dividend Period, in proportion to the respective amounts of the undeclared and unpaid dividends relating to prior Dividend Periods; and

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thereafter by the holders of these shares on a pro rata basis.

We have agreed, in the Articles of Amendment to our Amended and Restated Articles of Incorporation establishing the terms of the Series D Shares, not to issue preferred stock having dividend payment dates that are not also Dividend Payment Dates for the Series D Shares.
Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series D Shares from time to time out of any funds legally available for such payment, and the Series D Shares shall not be entitled to participate in any such dividend.
Dividends
General
Dividends on the Series D Shares are not mandatory. Holders of Series D Shares, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Series D Shares as to payment of dividends, will be entitled to receive, only when, as and if declared by our board of directors or a duly authorized committee of the board, and only out of assets legally available for the payment of dividends under Wisconsin law, non-cumulative cash dividends at a rate per annum equal to 5.375%, applied to the fixed liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Dividends on the Series D Shares are payable quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Series D Shares commenced upon (and included) the date of original issuance of the Series D Shares. If additional Series D Shares are issued at a future date, the first Dividend Period for such Series D Shares will commence upon (and include) (i) if the Series D Shares are issued on a Dividend Payment Date, the date on which the Series D Shares were issued and (ii) if the Series D Shares are not issued on a Dividend Payment Date, the most recent Dividend Payment Date preceding the date on which the Series D Shares were issued.
Dividends will be paid to holders of record on the 15th calendar date (whether or not a Business Day) before such Dividend Payment Date or such other record date not more than 60 days nor less than 10 days preceding such Dividend Payment Date and fixed for that purpose by our board of directors or a committee thereof in advance of payment of each particular dividend. The corresponding record dates for the depositary shares are the same as the record dates for the Series D Shares. As used in this section, “Business Day” means each weekday on which banking institutions in the City of New York are not authorized or obligated by law, regulation or executive order to close.
The dividend payable per Series D Share for any Dividend Period is computed on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, the applicable dividend will be paid on the first Business Day following that day without adjustment.
Dividends on shares of the Series D Preferred Stock are not cumulative and are not mandatory. If our Board of Directors (or a duly authorized committee of the Board) does not declare a dividend on the Series D Preferred Stock in respect of a Dividend Period, then no dividend will be deemed to have accrued for such Dividend Period, be payable on the related Dividend Payment Date, or accumulate, and we will have no obligation to pay any dividend accrued for such Dividend Period, whether or not our Board of Directors (or a duly authorized committee of the Board) declares a dividend on the Series D Preferred Stock or any other series of our preferred stock or on our common stock for any future Dividend Period. References to the “accrual” (or similar terms) of dividends in this prospectus refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.
We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums, and dividends on the Series D Shares will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws or regulations applicable thereto, including applicable capital adequacy rules and regulations. The Federal Reserve Board (including any successor bank regulatory authority that may become our Appropriate Federal Banking Agency, as defined below), is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Wisconsin state laws relating to the payment of dividends.
Redemption
Optional Redemption
The Series D Shares are not subject to any mandatory redemption, sinking fund or other similar provisions. However, the Series D Shares may be redeemed on or after September 15, 2021 (“Optional Redemption”). On that date or on any Dividend Payment Date thereafter, the Series D Shares may be redeemed from time to time, in whole or in part, at our option, subject to the approval of the Appropriate Federal Banking Agency, at the cash redemption price provided below. Dividends will not accrue on those

Series D Shares on and after the redemption date. Neither the holders of Series D Shares nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series D Shares.
Redemption Following a Regulatory Capital Event
We may redeem the Series D Shares at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at our option, subject to the approval of the Federal Reserve or other Appropriate Federal Banking Agency, at the cash redemption price provided below (“Regulatory Event Redemption”). A “regulatory capital treatment event” means our good faith determination that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series D Shares; (ii) any proposed change in those laws or regulations that is announced after the Issue Date (the “Issue Date”); or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the Issue Date, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference of the Series D Shares then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any Series D Share is outstanding. Dividends will not accrue on those Series D Shares on and after the redemption date. “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to us as defined in Section (3)(q) of the Federal Deposit Insurance Act.
Redemption Price
The redemption price for any redemption of Series D Shares, whether an Optional Redemption or Regulatory Event Redemption, will be equal to $1,000 per Series D Share (equivalent to $25 per depositary share) plus (a) in the case of an Optional Redemption, the sum of any declared and unpaid dividends for any prior Dividend Periods, without accumulation of any undeclared dividends, or (b) in the case of a Regulatory Event Redemption, the sum of any declared and unpaid dividends for any prior Dividend Periods and accrued but unpaid and undeclared dividends for the then-current Dividend Period to but excluding the date of redemption. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a Dividend Period will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such dividend record date relating to the Dividend Payment Date.
Redemption Procedures
If Series D Shares are to be redeemed, we will provide notice by first class mail, postage prepaid, addressed to the holders of record of the Series D Shares to be redeemed, mailed not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Series D Shares or the depositary shares representing the Series D Shares are held in book-entry form through DTC, we may give this notice in any manner permitted by DTC). Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and failure duly to give this notice by mail or otherwise, or any defect in this notice or in the mailing or provision of this notice, to any holder of Series D Shares designated for redemption will not affect the redemption of any other Series D Shares. Each notice of redemption will include a statement setting forth:
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the redemption date;

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the number of Series D Shares to be redeemed and, if less than all the Series D Shares held by the holder are to be redeemed, the number of Series D Shares to be redeemed from the holder;

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the redemption price; and

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the place or places where the Series D Shares are to be surrendered for payment of the redemption price.

If notice of redemption of any Series D Shares has been duly given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any Series D Shares so called for redemption, then, on and after the redemption date, those Series D Shares will no longer be deemed outstanding and all rights of the holders of those Series D Shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.
In the case of any redemption of only part of the Series D Shares at the time outstanding, the Series D Shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions described in this section, the Board of Directors will have the full power and authority to prescribe the terms and conditions upon which Series D Shares shall be redeemed from time to time.
Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Series D Shares is subject to prior approval by the Federal Reserve. Any redemption of the Series D Shares is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital rules or regulations of the Federal Reserve applicable to the redemption of the Series D Shares.
Neither the holders of the Series D Shares nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series D Shares.
Liquidation Rights
In the event that we liquidate, dissolve or wind up our business and affairs, either voluntarily or involuntarily, holders of Series D Shares will be entitled to receive an amount per Share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $1,000 per Series D Share (equivalent to $25 per depositary share) plus, the sum of any declared and unpaid dividends for Dividend Periods prior to the dividend period in which the liquidation distribution is made and declared and, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. Holders of the Series D Shares will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other class or series of shares ranking junior to the Series D Shares with respect to that distribution.
If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series D Shares and all holders of any shares of our stock having the same rank as the Series D Shares with respect to any such distribution, the amounts paid to the holders of Series D Shares and such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount to which those holders are entitled. If the Total Liquidation Amount per Series D Share has been paid in full to all holders of Series D Shares and the liquidation preference of any other shares having the same rank as the Series D Shares has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series D Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of the liquidation rights, neither the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other entity or by another entity with or into us will constitute a liquidation, dissolution or winding up of our business or affairs.
Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series D Shares, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Voting Rights
The holders of Series D Shares will not have any voting rights and will not be entitled to elect any directors, except as indicated below or otherwise specifically required by law. Each holder of Series D Shares will have one vote per Series D Share (or one vote per 40 depositary shares) on any matter on which holders of Series D Shares are entitled to vote, including any action by written consent.
Under regulations adopted by the Federal Reserve, if the holders of shares of any series of our preferred stock, including the Series D Preferred Stock, become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 25% or more of such series (or a holder of 5% or more if the holder otherwise exercises a “controlling influence”) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to file with the Federal Reserve under the Change in Bank Control Act, a federal law, to acquire or retain 10% or more of such series.
Right to Elect Two Directors upon Non-Payment of Dividends
If and whenever the dividends on the Series D Shares and any other class or series of our stock that ranks on parity with Series D Shares as to payment of dividends and that has voting rights equivalent to those described in this paragraph (“voting parity stock”) have not been declared and paid (i) in the case of the Series D Shares and any voting parity stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive) or (ii) in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the authorized number of our directors then constituting our Board of Directors will automatically be increased by two. Holders of Series D Shares, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, will be entitled to elect the two additional members of our Board of Directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of Series D Shares and any voting parity stock for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In addition, our Board of Directors shall at no time have more than two Preferred Stock Directors.
At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the outstanding Series D Shares and voting parity stock (addressed to the Secretary at our principal office) must, call a special meeting of the holders of Series D Shares and voting parity stock for the election of the Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in our by-laws for a special meeting of the shareholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of Series D Shares may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books.
The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by our board of directors to serve until the next annual meeting of the shareholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding Series D Shares and voting parity stock, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
Whenever full dividends have been paid on the Series D Shares and any non-cumulative voting parity stock for at least one year and all dividends on any cumulative voting parity stock have been paid in full then the right of the holders of Series D Shares to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our Board of Directors will be reduced accordingly.
Other Voting Rights
So long as any Series D Shares remain outstanding, the affirmative vote of the holders of at least two-thirds of the Series D Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), will be required to:
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authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series D Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of capital stock into Series D Shares; or

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amend, alter or repeal the provisions of our Amended and Restated Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Shares or the holders thereof;

provided, however, that with respect to the occurrence of any event set forth in the second bullet point above, so long as any Series D Shares remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Series D Shares, in each case taking into account that upon the occurrence of this event we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series D Shares or the holders thereof, and provided, further, that any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of any other series of common stock or other equity securities ranking on a parity with or junior to the Series D Shares with respect to payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up and any change to the number of directors or number of classes of directors shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
Under Wisconsin law, the vote of the holders of a majority of the outstanding Series D Shares, voting as a separate voting group, is required for:
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certain amendments to our Amended and Restated Articles of Incorporation impacting the Series D Shares;

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the approval of any dividend payable in Series D Shares to holders of shares of another class or series of our stock;

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the approval of any proposed share exchange that includes Series D Shares; or

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the approval of any plan of merger if the plan of merger contains a provision that, if contained in a proposed amendment to our Amended and Restated Articles of Incorporation, would require action on the proposed amendment.

Further, in the case of any merger where we are the surviving corporation, the right of holders of the Series D Shares to vote separately as a group on a plan of merger does not apply if:
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the articles of incorporation of the surviving corporation will not differ, with certain exceptions, from our articles of incorporation in effect prior to the merger;

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each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitation, and relative rights, immediately after the merger; and

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the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately after the merger.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding Series D Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Series D Shares to effect the redemption.
Depositary, Transfer Agent, Registrar and Paying Agent
Wells Fargo Bank, N.A. is the depositary, transfer agent, registrar and paying agent for the Series D Shares.
5.875% Non-Cumulative Perpetual Preferred Stock, Series E
As of June 1, 2021, there were 100,000 shares of our 5.875% Non-Cumulative Perpetual Preferred Stock, Series E, par value of $1.00 per share, with a liquidation preference of $1,000 per share (the “Series E Preferred Stock” or the “Series E Shares”) issued and outstanding. The depositary is the sole holder of the Series E Preferred Stock, as described under “Depositary Shares Representing the Series E Shares” below, and all references in this prospectus to the holders of the Series E Shares shall mean the depositary. However, the holders of the depositary shares representing the Series E Shares are entitled, through the depositary, to exercise the rights and preferences of the holders of the Series E Shares, as described under “Depositary Shares Representing the Series E Shares.” This summary of the Series E Preferred Stock does not purport to be complete in all respects. This summary is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended, including the Articles of Amendment with respect to the designation of the Series E Preferred Stock, copies of which are incorporated by reference to the registration statement of which this prospectus is a part and are also available upon request from us.
Each holder of Series E Shares is entitled to receive cash dividends only when, as and if declared out of assets legally available for payment in respect of the Series E Shares by our Board of Directors or a duly authorized committee of the Board in their sole discretion. Dividends will not be cumulative. If we do not declare dividends or do not pay dividends in full on the Series E Shares on any date on which dividends are due, then these undeclared and unpaid dividends will not cumulate, accrue or be payable.
The Series E Shares have a stated liquidation preference of $1,000 per share (equivalent to $25 per depositary share). If we liquidate, dissolve or wind up our business and affairs, holders of Series E Shares will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per Series E Share equal to the liquidation preference per Share plus an amount with respect to dividends as and to the extent described below under “— Liquidation Rights.”
The Series E Shares are not convertible into, or exchangeable for, shares of our common stock or any other class or series of our stock or other securities. The Series E Shares are not subject to any sinking fund or any other obligation of us to redeem or repurchase the Series E Shares.
Ranking
The Series E Shares rank, as to the payment of dividends and the amounts to be paid upon liquidation, dissolution or winding up, senior to our common stock and any other class or series of shares ranking junior to the Series C Shares. The Series E Shares rank equally with our 6.125% Non-Cumulative Perpetual Preferred Stock, Series C, our 5.375% Non-Cumulative Perpetual Preferred Stock, Series D, and our 5.625% Non-Cumulative Perpetual Preferred Stock, Series F, and at least equally with any other series of preferred stock ranking equal to the Series E Shares as to payment of dividends or the amounts to be paid upon liquidation, dissolution or winding up, as applicable.
During any Dividend Period (as defined below), so long as any Series E Shares remain outstanding, unless (a) the full dividends for the then-current Dividend Period on all outstanding Series E Shares have been paid, or declared and funds set aside therefor and (b) we are not in default on our obligation to redeem any Series E Shares that have been called for redemption as described below under “— Redemption”:
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no dividend whatsoever may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in junior stock; and

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no common stock or other junior stock may be purchased, redeemed or otherwise acquired for consideration by us.

On any Dividend Payment Date (as defined below) for which full dividends are not paid, or declared and funds set aside therefor, upon the Series E Shares and other equity securities designated as ranking on parity with the Series E Shares as to payment of dividends (“dividend parity stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series E Shares and the dividend parity stock shall be shared:
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first, ratably by the holders of any such shares, if any, who have the right to receive dividends with respect to Dividend Periods prior to the then-current Dividend Period, in proportion to the respective amounts of the declared and unpaid dividends and the undeclared and unpaid dividends relating to prior Dividend Periods; and

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thereafter by the holders of the Series E Shares and dividend parity stock on a pro rata basis.

We have agreed, in the articles of amendment to our amended and restated articles of incorporation establishing the terms of the Series E Shares, not to issue preferred stock having dividend payment dates that are not also Dividend Payment Dates for the Series E Shares.
Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series E Shares from time to time out of any funds legally available for such payment, and the Series E Shares shall not be entitled to participate in any such dividend.
Dividends
General
Dividends on the Series E Shares are not mandatory. Holders of Series E Shares, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Series E Shares as to payment of dividends, will be entitled to receive, only when, as and if declared by our board of directors or a duly authorized committee of the board, and only out of assets legally available for the payment of dividends under Wisconsin law, non-cumulative cash dividends at a rate per annum equal to 5.875%, applied to the stated liquidation preference of $1,000 per share (equivalent to $25 per depositary share).
Dividends on the Series E Shares are payable quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Series E Shares commenced upon (and included) the date of original issuance of the Series E Shares. If additional Series E Shares are issued at a future date, the first Dividend Period for such Series E Shares will commence upon (and include) (i) the date of issue, if issued on a Dividend Payment Date, or (ii) otherwise, the most recent Dividend Payment Date preceding the date of issue of such share. We will not issue such additional depositary shares unless such shares are fungible for U.S. federal income tax purposes with the Series E Shares.
Dividends will be paid to holders of record on the 15th calendar date (whether or not a Business Day) before such Dividend Payment Date or such other record date not more than 60 days nor less than 10 days preceding such Dividend Payment Date and fixed for that purpose by our board of directors or a committee thereof in advance of payment of each particular dividend. The corresponding record dates for the depositary shares are the same as the record dates for the Series E Shares.
The dividend payable per Series E Share for any Dividend Period is computed on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, the applicable dividend will be paid on the first Business Day following that day without adjustment. As used in this section, “Business Day” means each weekday on which banking institutions in the City of New York are not authorized or obligated by law, regulation or executive order to close.
Dividends on shares of the Series E Preferred Stock are not cumulative and are not mandatory. If our board of directors (or a duly authorized committee of the board) does not declare a dividend on the Series E Preferred Stock in respect of a Dividend Period, then no dividend will be deemed to have accrued for such Dividend Period, be payable on the related Dividend Payment Date, or accumulate, and we will have no obligation to pay any dividend accrued for such Dividend Period, whether or not our board of directors (or a duly authorized committee of the board) declares a dividend on the Series E Preferred Stock or any other series of our preferred stock or on our common stock for any future Dividend Period. References to the “accrual” (or similar terms) of dividends in this prospectus refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.
We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums, and dividends on the Series E Shares will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws or regulations applicable thereto, including applicable capital adequacy rules and regulations. The Federal Reserve (including any successor bank regulatory authority that may become our Appropriate Federal Banking Agency), as defined below, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Wisconsin state laws relating to the payment of dividends.
Redemption
Optional Redemption
The Series E Shares are not subject to any mandatory redemption, sinking fund or other similar provisions. However, the Series E Shares may be redeemed on or after December 15, 2023 (“Optional Redemption”). On that date or on any Dividend Payment Date thereafter, the Series E Shares may be redeemed from time to time, in whole or in part, at our option, subject to the approval of the Appropriate Federal Banking Agency, at the cash redemption price provided below. Dividends will not accrue on those Series E Shares on and after the redemption date. Neither the holders of Series E Shares nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series E Shares.
Redemption Following a Regulatory Capital Event
We may redeem the Series E Shares at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at our option, subject to the approval of the Federal Reserve or other Appropriate Federal Banking Agency, at the cash redemption price provided below (“Regulatory Event Redemption”). A “regulatory capital treatment event” means our good faith determination that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series E Shares (the “Issue Date”); (ii) any proposed change in those laws or regulations that is announced after the Issue Date; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the Issue Date, there is more than an insubstantial risk that we will not be entitled to treat the stated liquidation preference value of the Series E Shares then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any Series E Share is outstanding. Dividends will not accrue on those Series E Shares on and after the redemption date. “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to us as defined in Section (3)(q) of the Federal Deposit Insurance Act.

Redemption Price
The redemption price for any redemption of Series E Shares, whether an Optional Redemption or Regulatory Event Redemption, will be equal to $1,000 per Series E Share (equivalent to $25 per depositary share) plus (a) in the case of an Optional Redemption, the sum of any declared and unpaid dividends for any prior Dividend Periods to the redemption date, without accumulation of any undeclared dividends, or (b) in the case of a Regulatory Event Redemption, the sum of any declared and unpaid dividends for any prior Dividend Periods and accrued but unpaid and undeclared dividends for the then-current Dividend Period to but excluding the date of redemption. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a Dividend Period will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such dividend record date relating to the Dividend Payment Date.
Redemption Procedures
If Series E Shares are to be redeemed, we will provide notice by first class mail, postage prepaid, addressed to the holders of record of the Series E Shares to be redeemed, mailed not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Series E Shares or the depositary shares representing the Series E Shares are held in book-entry form through The Depository Trust Company, or “DTC,” we may give this notice in any manner permitted by DTC). Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and failure duly to give this notice by mail or otherwise, or any defect in this notice or in the mailing or provision of this notice, to any holder of Series E Shares designated for redemption will not affect the redemption of any other Series E Shares. Each notice of redemption will include a statement setting forth:
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the redemption date;

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the number of Series E Shares to be redeemed and, if less than all the Series E Shares held by the holder are to be redeemed, the number of Series E Shares to be redeemed from the holder;

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the redemption price; and

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the place or places where the Series E Shares are to be surrendered for payment of the redemption price.

If notice of redemption of any Series E Shares has been duly given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any Series E Shares so called for redemption, then, on and after the redemption date, those Series E Shares will no longer be deemed outstanding and all rights of the holders of those Series E Shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.
In the case of any redemption of only part of the Series E Shares at the time outstanding, the Series E Shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions hereof, the board of directors will have the full power and authority to prescribe the terms and conditions upon which Series E Shares shall be redeemed from time to time.
Under the Federal Reserve’s current risk-based capital rules applicable to bank holding companies, any redemption of the Series E Shares is subject to prior approval by the Federal Reserve. Any redemption of the Series E Shares is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital rules or regulations of the Federal Reserve applicable to the redemption of the Series E Shares.
Neither the holders of the Series E Shares nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series E Shares.
Liquidation Rights
In the event that we liquidate, dissolve or wind up our business and affairs, either voluntarily or involuntarily, holders of Series E Shares will be entitled to receive an amount per Series E Share (the “Total

Liquidation Amount”) equal to a stated amount of $1,000 per Share (equivalent to $25 per depositary share) plus (i) the sum of any declared and unpaid dividends for Dividend Periods prior to the dividend period in which the liquidation distribution is made and declared and, (ii) if applicable, a portion of any declared and unpaid dividends for the then-current Dividend Period in which the liquidation distribution is made, pro-rated for the number of days in such Dividend Period prior to the date of such liquidation distribution. Holders of the Series E Shares will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other class or series of shares ranking junior to the Series E Shares with respect to that distribution.
If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series E Shares and all holders of any shares of our stock having the same rank as the Series E Shares with respect to any such distribution, the amounts paid to the holders of Series E Shares and such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount to which those holders are entitled. If the Total Liquidation Amount per Series E Share has been paid in full to all holders of Series E Shares and the liquidation preference of any other shares having the same rank as the Series E Shares has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series E Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of the liquidation rights, neither the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other entity or by another entity with or into us will constitute a liquidation, dissolution or winding up of our business or affairs.
Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series E Shares, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.
Voting Rights
The holders of Series E Shares will not have any voting rights and will not be entitled to elect any directors, except as indicated below or otherwise specifically required by law. Each holder of Series E Shares will have one vote per Share (or one vote per 40 depositary shares) on any matter on which holders of Series E Shares are entitled to vote, including any action by written consent.
Under regulations adopted by the Federal Reserve, if the holders of shares of any series of our preferred stock, including the Series E Preferred Stock, become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 25% or more of such series (or a holder of 5% or more if the holder otherwise exercises a “controlling influence”) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to file with the Federal Reserve under the Change in Bank Control Act, a federal law, to acquire or retain 10% or more of such series.
Right to Elect Two Directors Upon Non-Payment of Dividends
If and whenever the dividends on the Series E Shares and any other class or series of our stock that ranks on parity with Series E Shares as to payment of dividends and that has voting rights equivalent to those described in this paragraph (“voting parity stock”) have not been declared and paid (i) in the case of the Series E Shares and any voting parity stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive) or (ii) in the case of voting parity stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the authorized number of our directors then constituting our board of directors will automatically be increased by two. Holders of Series E Shares, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of Series E Shares and any voting parity stock for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In addition, our board of directors shall at no time have more than two Preferred Stock Directors.
At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the outstanding Series E Shares and voting parity stock (addressed to the Secretary at our principal office) must, call a special meeting of the holders of Series E Shares and voting parity stock for the election of the Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in our by-laws for a special meeting of the shareholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of Series E Shares may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books.
The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by our board of directors to serve until the next annual meeting of the shareholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding Series E Shares and voting parity stock, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
Whenever full dividends have been paid on the Series E Shares and any non-cumulative voting parity stock for at least one year and all dividends on any cumulative voting parity stock have been paid in full, then the right of the holders of Series E Shares to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.
Other Voting Rights
So long as any Series E Shares remain outstanding, the affirmative vote of the holders of at least two-thirds of the Series E Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), will be required to:
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authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series E Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of capital stock into Series E Shares; or

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amend, alter or repeal the provisions of our amended and restated articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Shares or the holders thereof;

provided, however, that with respect to the occurrence of any event set forth in the second bullet point above, so long as any Series E Shares remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Series E Shares, in each case taking into account that upon the occurrence of this event we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series E Shares or the holders thereof, and provided, further, that any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of any other series of common stock or other equity securities ranking on a parity with or junior to the Series E Shares with respect to payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up and any change to the number of directors or number of classes of directors shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
Under the Wisconsin Business Corporation Law, the vote of the holders of a majority of the outstanding Series E Shares, voting as a separate voting group, is required for:
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certain amendments to the articles of incorporation impacting the Series E Shares;

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the approval of any dividend payable in Series E Shares to holders of shares of another class or series of our stock;

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the approval of any proposed share exchange that includes Series E Shares; or

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the approval of any plan of merger if the plan of merger contains a provision that, if contained in a proposed amendment to the articles of incorporation, would require shareholder action on the proposed amendment.

Further, in the case of any merger where we are the surviving corporation, the right of holders of the Series E Shares to vote separately as a group on a plan of merger does not apply if:
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the articles of incorporation of the surviving corporation will not differ, with certain exceptions, from our articles of incorporation as in effect prior to the merger;

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each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitation, and relative rights, immediately after the merger; and

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the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately after the merger.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding Series E Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Series E Shares to effect the redemption.
Depositary, Transfer Agent, Registrar and Paying Agent
Equiniti Trust Company will act as depositary, transfer agent, registrar and paying agent for the Series E Shares.
5.625% Non-Cumulative Perpetual Preferred Stock, Series F
As of June 1, 2021, there were 100,000 shares of our 5.625% Non-Cumulative Perpetual Preferred Stock, Series F, par value of $1.00 per share, with a liquidation preference of $1,000 per share (the “Series F Preferred Stock” or the “Series F Shares”) issued and outstanding. The depositary is the sole holder of the Series F Preferred Stock, as described under “Depositary Shares Representing the Series F Shares” below, and all references in this prospectus to the holders of the Series F Shares shall mean the depositary. However, the holders of the depositary shares representing the Series F Shares are entitled, through the depositary, to exercise the rights and preferences of the holders of the Series F Shares, as described under “Depositary Shares Representing the Series F Shares.” This summary of the Series F Preferred Stock does not purport to be complete in all respects. This summary is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended, including the Articles of Amendment with respect to the designation of the Series F Preferred Stock, copies of which are incorporated by reference to the registration statement of which this prospectus is a part and are also available upon request from us.
Each holder of Series F Shares is entitled to receive cash dividends only when, as and if declared out of assets legally available for payment in respect of the Series F Shares by our board of directors or a duly authorized committee of the board in their sole discretion. Dividends are not cumulative. If we do not declare dividends or do not pay dividends in full on the Series F Shares on any date on which dividends are due, then these undeclared and unpaid dividends will not cumulate, accrue or be payable.
The Series F Shares have a stated liquidation preference of $1,000 per share (equivalent to $25 per depositary share). If we liquidate, dissolve or wind up our business and affairs, holders of Series F Shares will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per Share equal to the liquidation preference per Series F Share plus an amount with respect to dividends as and to the extent described below under “— Liquidation Rights.”
The Series F Shares are not convertible into, or exchangeable for, shares of our common stock or any other class or series of our stock or other securities. The Series F Shares are not subject to any sinking fund or any other obligation of us to redeem or repurchase the Series F Shares.
Ranking
The Series F Shares rank, as to the payment of dividends and the amounts to be paid upon liquidation, dissolution or winding up, senior to our common stock and any other class or series of shares ranking junior to the Series C Shares. The Series F Shares will rank equally with our 6.125% Non-Cumulative Perpetual Preferred Stock, Series C, our 5.375% Non-Cumulative Perpetual Preferred Stock, Series D, and our 5.875% Non-Cumulative Perpetual Preferred Stock, Series E, and at least equally with any other series of preferred stock ranking equal to the Series F Shares as to payment of dividends or the amounts to be paid upon liquidation, dissolution or winding up, as applicable.
During any Dividend Period (as defined below), so long as any Series F Shares remain outstanding, unless (a) the full dividends for the then-current Dividend Period on all outstanding Series F Shares have been paid, or declared and funds set aside therefor and (b) we are not in default on our obligation to redeem any Series F Shares that have been called for redemption as described below under “— Redemption”:
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no dividend whatsoever may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in junior stock; and

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no common stock or other junior stock may be purchased, redeemed or otherwise acquired for consideration by us.

On any Dividend Payment Date (as defined below) for which full dividends are not paid, or declared and funds set aside therefor, upon the Series F Shares and other equity securities designated as ranking on parity with the Series F Shares as to payment of dividends (“dividend parity stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series F Shares and the dividend parity stock shall be shared:
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first, ratably by the holders of any such shares, if any, who have the right to receive dividends with respect to Dividend Periods prior to the then-current Dividend Period, in proportion to the respective amounts of the declared and unpaid dividends and the undeclared and unpaid dividends relating to prior Dividend Periods; and

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thereafter by the holders of the Series F Shares and dividend parity stock on a pro rata basis.

We have agreed, in the articles of amendment to our amended and restated articles of incorporation establishing the terms of the Series F Shares, not to issue preferred stock having dividend payment dates that are not also Dividend Payment Dates for the Series F Shares.
Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series F Shares from time to time out of any funds legally available for such payment, and the Series F Shares shall not be entitled to participate in any such dividend.
Dividends
General
Dividends on the Series F Shares are not mandatory. Holders of Series F Shares, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Series F Shares as to payment of dividends, will be entitled to receive, only when, as and if declared by our board of directors or a duly authorized committee of the board, and only out of assets legally available for the payment of dividends under Wisconsin law, non-cumulative cash dividends at a rate per annum equal to 5.625%, applied to the stated liquidation preference of $1,000 per share (equivalent to $25 per depositary share).
Dividends on the Series F Shares are payable quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Series F Shares commenced upon (and included) the date of original issuance of the Series F Shares. If additional Series F Shares are issued at a future date, the first Dividend Period for such Series F Shares will commence upon (and include) (i) the date of issue, if issued on a Dividend Payment Date, or (ii) otherwise, the most recent Dividend Payment Date preceding the date of issue of such share. We will not issue such additional depositary shares unless such shares are fungible for U.S. federal income tax purposes with the Series F Preferred Stock.
Dividends will be paid to holders of record on the 15th calendar date (whether or not a Business Day) before such Dividend Payment Date or such other record date not more than 60 days nor less than 10 days preceding such Dividend Payment Date and fixed for that purpose by our board of directors or a committee thereof in advance of payment of each particular dividend. The corresponding record dates for the depositary shares are the same as the record dates for the Series F Shares.
The dividend payable per Share for any Dividend Period is computed on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, the applicable dividend will be paid on the first Business Day following that day without adjustment. As used in this section, “Business Day” means each weekday on which banking institutions in the City of New York are not authorized or obligated by law, regulation or executive order to close.
Dividends on shares of the Series F Preferred Stock are not cumulative and are not mandatory. If our board of directors (or a duly authorized committee of the board) does not declare a dividend on the Series F Preferred Stock in respect of a Dividend Period, then no dividend will be deemed to have accrued for such Dividend Period, be payable on the related Dividend Payment Date, or accumulate, and we will have no obligation to pay any dividend accrued for such Dividend Period, whether or not our board of directors (or a duly authorized committee of the board) declares a dividend on the Series F Preferred Stock or any other series of our preferred stock or on our common stock for any future Dividend Period. References to the “accrual” (or similar terms) of dividends in this section refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.
We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums, and dividends on the Series F Shares will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws or regulations applicable thereto, including applicable capital adequacy rules and regulations. The Federal Reserve (including any successor bank regulatory authority that may become our Appropriate Federal Banking Agency), as defined below, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Wisconsin state laws relating to the payment of dividends.
Redemption
Optional Redemption
The Series F Shares are not subject to any mandatory redemption, sinking fund or other similar provisions. However, the Series F Shares may be redeemed on or after September 15, 2025 (“Optional Redemption”). On that date or on any Dividend Payment Date thereafter, the Series F Shares may be redeemed from time to time, in whole or in part, at our option, subject to the approval of the Appropriate

Federal Banking Agency, at the cash redemption price provided below. Dividends will not accrue on those Series F Shares on and after the redemption date. Neither the holders of Series F Shares nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series F Shares.
Redemption Following a Regulatory Capital Event
We may redeem the Series F Shares at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at our option, subject to the approval of the Federal Reserve or other Appropriate Federal Banking Agency, at the cash redemption price provided below (“Regulatory Event Redemption”). A “regulatory capital treatment event” means our good faith determination that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series F Shares (the “Issue Date”); (ii) any proposed change in those laws or regulations that is announced after the Issue Date; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the Issue Date, there is more than an insubstantial risk that we will not be entitled to treat the stated liquidation preference value of the Series F Shares then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any Series F Share is outstanding. Dividends will not accrue on those Series F Shares on and after the redemption date. “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to us as defined in Section (3)(q) of the Federal Deposit Insurance Act.
Redemption Price
The redemption price for any redemption of Series F Shares, whether an Optional Redemption or Regulatory Event Redemption, will be equal to $1,000 per Series F Share (equivalent to $25 per depositary share) plus (a) in the case of an Optional Redemption, the sum of any declared and unpaid dividends for any prior Dividend Periods to the redemption date, without accumulation of any undeclared dividends, or (b) in the case of a Regulatory Event Redemption, the sum of any declared and unpaid dividends for any prior Dividend Periods and accrued but unpaid and undeclared dividends for the then-current Dividend Period to but excluding the date of redemption. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a Dividend Period will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such dividend record date relating to the Dividend Payment Date.
Redemption Procedures
If Series F Shares are to be redeemed, we will provide notice by first class mail, postage prepaid, addressed to the holders of record of the Series F Shares to be redeemed, mailed not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Series F Shares or the depositary shares representing the Series F Shares are held in book-entry form through The Depository Trust Company, or “DTC,” we may give this notice in any manner permitted by DTC). Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and failure duly to give this notice by mail or otherwise, or any defect in this notice or in the mailing or provision of this notice, to any holder of Series F Shares designated for redemption will not affect the redemption of any other Series F Shares. Each notice of redemption will include a statement setting forth:
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the redemption date;

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the number of Series F Shares to be redeemed and, if less than all the Series F Shares held by the holder are to be redeemed, the number of Series F Shares to be redeemed from the holder;

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the redemption price; and

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the place or places where the Series F Shares are to be surrendered for payment of the redemption price.

If notice of redemption of any Series F Shares has been duly given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any Series F Shares so called for redemption, then, on and after the redemption date, those Series F Shares will no longer be deemed outstanding and all rights of the holders of those Series F Shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.
In the case of any redemption of only part of the Series F Shares at the time outstanding, the Series F Shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions hereof, the board of directors will have the full power and authority to prescribe the terms and conditions upon which Series F Shares shall be redeemed from time to time.
Under the Federal Reserve’s current risk-based capital rules applicable to bank holding companies, any redemption of the Series F Shares is subject to prior approval by the Federal Reserve. Any redemption of the Series F Shares is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital rules or regulations of the Federal Reserve applicable to the redemption of the Series F Shares.
Neither the holders of the Series F Shares nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series F Shares.
Liquidation Rights
In the event that we liquidate, dissolve or wind up our business and affairs, either voluntarily or involuntarily, holders of Series F Shares will be entitled to receive an amount per Series F Share (the “Total Liquidation Amount”) equal to a stated amount of $1,000 per Share (equivalent to $25 per depositary share) plus (i) the sum of any declared and unpaid dividends for Dividend Periods prior to the dividend period in which the liquidation distribution is made and declared and, (ii) if applicable, a portion of any declared and unpaid dividends for the then-current Dividend Period in which the liquidation distribution is made, pro-rated for the number of days in such Dividend Period prior to the date of such liquidation distribution. Holders of the Series F Shares will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other class or series of shares ranking junior to the Series F Shares with respect to that distribution.
If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series F Shares and all holders of any shares of our stock having the same rank as the Series F Shares with respect to any such distribution, the amounts paid to the holders of Series F Shares and such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount to which those holders are entitled. If the Total Liquidation Amount per Series F Share has been paid in full to all holders of Series F Shares and the liquidation preference of any other shares having the same rank as the Series F Shares has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series F Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of the liquidation rights, neither the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other entity or by another entity with or into us will constitute a liquidation, dissolution or winding up of our business or affairs.
Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series F Shares, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Voting Rights
The holders of Series F Shares will not have any voting rights and will not be entitled to elect any directors, except as indicated below or otherwise specifically required by law. Each holder of Series F Shares will have one vote per Share (or one vote per 40 depositary shares) on any matter on which holders of Series F Shares are entitled to vote, including any action by written consent.
Under regulations adopted by the Federal Reserve, if the holders of shares of any series of our preferred stock, including the Series F Preferred Stock, become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 25% or more of such series (or a holder of 5% or more if the holder otherwise exercises a “controlling influence”) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to file with the Federal Reserve under the Change in Bank Control Act, a federal law, to acquire or retain 10% or more of such series.
Right to Elect Two Directors Upon Non-Payment of Dividends
If and whenever the dividends on the Series F Shares and any other class or series of our stock that ranks on parity with Series F Shares as to payment of dividends and that has voting rights equivalent to those described in this paragraph (“voting parity stock”) have not been declared and paid (i) in the case of the Series F Shares and any voting parity stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive) or (ii) in the case of voting parity stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the authorized number of our directors then constituting our board of directors will automatically be increased by two. Holders of Series F Shares, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of Series F Shares and any voting parity stock for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In addition, our board of directors shall at no time have more than two Preferred Stock Directors.
At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the outstanding Series F Shares and voting parity stock (addressed to the Secretary at our principal office) must, call a special meeting of the holders of Series F Shares and voting parity stock for the election of the Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in our by-laws for a special meeting of the shareholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of Series F Shares may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books.
The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by our board of directors to serve until the next annual meeting of the shareholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding Series F Shares and voting parity stock, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
Whenever full dividends have been paid on the Series F Shares and any non-cumulative voting parity stock for at least one year and all dividends on any cumulative voting parity stock have been paid in full, then the right of the holders of Series F Shares to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.
Other Voting Rights
So long as any Series F Shares remain outstanding, the affirmative vote of the holders of at least two-thirds of the Series F Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), will be required to:
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authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series F Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of capital stock into Series F Shares; or

•
amend, alter or repeal the provisions of our amended and restated articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series F Shares or the holders thereof;

provided, however, that with respect to the occurrence of any event set forth in the second bullet point above, so long as any Series F Shares remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Series F Shares, in each case taking into account that upon the occurrence of this event we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series F Shares or the holders thereof, and provided, further, that any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of any other series of common stock or other equity securities ranking on a parity with or junior to the Series F Shares with respect to payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up and any change to the number of directors or number of classes of directors shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
Under the Wisconsin Business Corporation Law, the vote of the holders of a majority of the outstanding Series F Shares, voting as a separate voting group, is required for:
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certain amendments to the articles of incorporation impacting the Series F Shares;

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the approval of any dividend payable in Series F Shares to holders of shares of another class or series of our stock;

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the approval of any proposed share exchange that includes Series F Shares; or

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the approval of any plan of merger if the plan of merger contains a provision that, if contained in a proposed amendment to the articles of incorporation, would require shareholder action on the proposed amendment.

Further, in the case of any merger where we are the surviving corporation, the right of holders of the Series F Shares to vote separately as a group on a plan of merger does not apply if:
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the articles of incorporation of the surviving corporation will not differ, with certain exceptions, from our articles of incorporation as in effect prior to the merger;

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each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitation, and relative rights, immediately after the merger; and

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the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately after the merger.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding Series F Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Series F Shares to effect the redemption.
Depositary, Transfer Agent, Registrar and Paying Agent
Equiniti Trust Company will act as depositary, transfer agent, registrar and paying agent for the Series F Shares.
DESCRIPTION OF DEPOSITARY SHARES
This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement. The specific terms may differ from the general description of terms described below.
The following summary of the deposit agreement, the depositary shares, and the depositary receipts is not complete. We will file the forms of the deposit agreement and depositary receipts with the SEC promptly after the offering of the depositary shares. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of that series.
General
We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.
The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of at least $50 million, which we refer to in this prospectus as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion, exchange, and liquidation rights.
The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.
Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.
When appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the depositary shares.
Dividends and Other Distributions
The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the shares of preferred stock. These distributions will be in proportion to the number of depositary shares owned by the holders on the relevant record date. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.
If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.
The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.
Conversion and Exchange
If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.
Redemption of Depositary Shares
If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.
After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.
Voting Preferred Stock
When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary with regard to how the preferred stock underlying the holder’s depositary shares should be voted.
The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock, unless otherwise indicated in the applicable prospectus supplement.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. Any amendment that materially and adversely alters the rights of the existing holders of depositary shares, however, will be effective only if approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:
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all outstanding depositary shares relating to the deposit agreement have been redeemed or reacquired by us;

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all preferred stock of the relevant series has been withdrawn; or

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there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution, or winding-up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility under the deposit agreement.
Miscellaneous
We will forward to the depositary, for distribution to the holders of depositary shares, all reports and communications that we must furnish to the holders of the preferred stock.
If the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement, neither the depositary nor we will be liable. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon documents believed to be genuine, written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the U.S., and it must have a combined capital and surplus of at least $50 million.
Depositary Shares Representing the Series C Shares, the Series D Shares, the Series E Shares, and Series F Shares
As of June 1, 2021, there were 2,600,000 depositary shares outstanding, each representing a 1/40th ownership interest in a Series C Share, issued and outstanding, and 3,978,320 depositary shares outstanding, each representing a 1/40th ownership interest in a Series D Share, issued and outstanding, 4,000,000 depositary shares outstanding, each representing a 1/40th ownership interest in a Series E Share, issued and outstanding, and 4,000,000 depositary shares outstanding, each representing a 1/40th ownership interest in a Series F Share, issued and outstanding. We deposited the underlying Series C Shares and Series D Shares with a depositary, in each case pursuant to a deposit agreement among us, Wells Fargo Bank, N.A. (n/k/a Equiniti Trust Company), acting as depositary, and the holders from time to time of the depositary receipts evidencing the respective depositary shares. We deposited the underlying Series E Shares and Series F Shares with a depositary, in each case pursuant to a deposit agreement among us, Equiniti Trust Company, acting as depositary, and the holders from time to time of the depositary receipts evidencing the respective depositary shares.
Subject to the terms of the respective deposit agreements, each holder of a depositary share is entitled, through the depositary, in proportion to the applicable fraction of a Series C Share, Series D Share, Series E Share, or Series F Share, as the case may be, represented by that depositary share, to all the rights and preferences of the Series C Share, Series D Share, Series E Share, or Series F Share represented thereby (including dividend, voting, redemption and liquidation rights). This description is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, including our Articles of Amendment with respect to the Series C Share, Series D Share, Series E Share, and Series F Share, which have been filed as exhibits to our SEC filings.

DESCRIPTION OF WARRANTS
This section describes the general terms and provisions of the warrants. The prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement, and any general terms outlined in this section that will not apply to those warrants.
We may issue warrants for the purchase of debt securities, preferred stock, depositary shares, or common stock. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders of warrants.
In this section, we have summarized the material terms and provisions of the warrant agreements and warrants. We have also filed the forms of warrant agreements and the certificates representing the warrants as exhibits to the registration statement of which this prospectus is a part. You should read the applicable forms of warrant agreement and warrant certificate for additional information before you buy any warrants.
General
If warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following, if applicable:
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the offering price;

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the currencies in which the warrants are being offered;

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the designation, aggregate principal amount, currencies, denominations, and terms of the series of the debt securities that can be purchased if a holder exercises the warrants;

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the designation and terms of any series of debt securities, preferred stock, depositary shares, or other securities with which the warrants are being offered and the number of warrants offered with each debt security, share of preferred stock, depositary share, or other security;

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the date on and after which the holder of the warrants can transfer them separately from the related securities;

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the principal amount of the series of debt securities that can be purchased if a holder exercises the warrant and the price at which and currencies in which the principal amount may be purchased upon exercise;

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the date on which the right to exercise the warrants begins and the date on which the right expires;

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whether the warrants will be in registered or bearer form;

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U.S. federal income tax consequences; and

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any other terms of the warrants.

If warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following where applicable:
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the offering price;

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the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number, and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

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the designation and terms of the series of debt securities, preferred stock, depositary shares, or other securities with which the warrants are being offered and the number of warrants being offered with each debt security, share of preferred stock, depositary share, or other security;

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the date on and after which the holder of the warrants can transfer them separately from the related securities;

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the number of shares of preferred stock, depositary shares, or shares of common stock that can be purchased if a holder exercises the warrant and the price at which the preferred stock, depositary shares, or common stock may be purchased upon each exercise;

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the date on which the right to exercise the warrants begins and the date on which the right expires;

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U.S. federal income tax consequences; and

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any other terms of the warrants.

Unless we state otherwise in the applicable prospectus supplement, the warrants will be in registered form only.
A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.
Until any warrants to purchase debt securities are exercised, the holder of such warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium, or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase preferred stock, depositary shares, common stock, or other securities are exercised, holders of such warrants will not have any rights of holders of the underlying preferred stock, depositary shares, common stock, or other securities, including any right to receive dividends or to exercise any voting rights.
Exercise of Warrants
Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares, or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.
A holder of warrants may exercise them by following the general procedure outlined below:
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delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

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properly completing and signing the reverse side of the warrant certificate representing the warrants; and

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delivering the warrant certificate representing the warrants to the warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares, or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, the warrant agent will issue to you a new warrant certificate for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.
Amendments and Supplements to Warrant Agreements
We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We, along with the warrant agent, may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then-outstanding unexercised warrants affected by the modification or amendment consent. No modification or amendment that accelerates the expiration date, however, or increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.
Common Stock Warrant Adjustments.   Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:
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we issue capital stock as a dividend or distribution on the common stock;

•
we subdivide, reclassify, or combine the common stock;

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we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants;

•
we distribute to all holders of common stock evidence of our indebtedness or our assets, excluding certain cash dividends and distributions referred to above; or

•
any other event described in the applicable prospectus supplement.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock, or securities convertible into or exchangeable for common stock.
Holders of common stock warrants may have additional rights under the following circumstances:
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A reclassification or change of the common stock;

•
A consolidation, merger or share exchange involving our Company; or

•
A sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, share exchange, sale, or conveyance if they had exercised their common stock warrants immediately before the transaction.
DESCRIPTION OF UNITS
We may issue securities as part of a unit consisting of any combination of the debt securities, common stock, preferred stock, depositary shares and warrants described in this prospectus. The terms of a series of units may be described in a unit agreement between us and a bank or trust corporation as unit agent. The applicable prospectus supplement will describe the specific terms of any units.
CERTAIN ERISA CONSIDERATIONS
The discussion herein of ERISA is general in nature and is not intended to be all-inclusive. Any fiduciary of an employee benefit plan considering an investment by the plan in the securities should consult with its legal advisors regarding the consequences of such investment.
General
A fiduciary of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the securities. Such fiduciary should consider whether the investment satisfies ERISA’s diversification and prudence requirements and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA and the tax code prohibit a wide range of transactions involving the assets of a plan subject to ERISA, or the assets of an individual retirement account or plan subject to section 4975 of the tax code, or any entity in which such plan invests whose assets are deemed plan assets under ERISA, referred to as an ERISA plan, and persons who have certain specified relationships to the ERISA plan (“parties in interest,” within the meaning of ERISA, and “disqualified person,” within the meaning of the tax code). Such transactions may require “correction” and may cause (i) the ERISA plan fiduciary to incur certain liabilities, (ii) the parties in interest or disqualified persons to be subject to excise taxes, and (iii) the ERISA plan to experience adverse tax consequences.
Governmental plans and certain church plans (each as defined under ERISA) are not subject to ERISA’s fiduciary duty and prohibited transaction rules. Such plans may, however, be subject to federal, state, or local laws or regulations that may affect their investment in the securities. Any fiduciary of such a governmental or church plan considering an investment in the securities should determine the effect of such laws or regulations on a purchase of securities by such plan.
Prohibited Transactions
We may be a party in interest or disqualified person with respect to an ERISA plan investing in the securities. Therefore, such investment by an ERISA plan may give rise to a prohibited transaction in the form of either a sale of property by us to the investing ERISA plan or an extension of credit by the investing ERISA plan to us. Consequently, before investing in the securities, any person who is, or who is acquiring such securities for, or on behalf of, an ERISA plan should determine either that we are not a party in interest or disqualified person with respect to the ERISA plan or that a statutory or an administrative exemption from the prohibited transaction rules discussed below or otherwise available is applicable to such investment in the securities or that such investment in, or acquisition of, such securities will not result in a prohibited transaction.
The statutory or administrative prohibited transaction class exemptions, each a “PTCE”, from the prohibited transaction rules under ERISA and the tax code that may be available to an ERISA plan that is investing in the securities, include the following ERISA investor exemptions:
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PTCE 90-1, regarding investments by insurance company pooled separate accounts;

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PTCE 91-38, regarding investments by bank collective investment funds;

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PTCE 84-14, regarding transactions effected by qualified professional asset managers;

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PTCE 96-23, regarding transactions effected by in-house managers;

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PTCE 95-60, regarding investments by insurance company general accounts; and

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ERISA Section 408(b)(17) and tax code section 4975(d)(20) regarding certain transactions between an ERISA plan and a party in interest or disqualified person which is a service provider to the ERISA plan or related to such service provider

The acquisition of securities by any person or entity who is, or who in acquiring such securities is using the assets of, an ERISA plan will be deemed to constitute a representation by such person or entity to us either that we are not a disqualified person or party in interest with respect to the ERISA plan or that such person or entity is eligible for exemptive relief available pursuant to either the ERISA prohibited transaction exemptions or another applicable prohibited transaction exemption with respect to the acquisition and holding of such securities.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, section 4975 of the tax code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding (and, to the extent applicable, disposition) of the depositary shares. The acquisition, holding and, to the extent relevant, disposition of any of the securities by or to any ERISA plan or other plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular ERISA plan or other plan, or that such an investment is appropriate for plans generally or any particular ERISA plan or other plan.
GLOBAL SECURITIES
Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be DTC. We understand that DTC’s nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities, except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co. as the registered holder of these securities.
We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC’s participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC’s participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations, some of whom (and/or their representatives) own DTE. Indirect access to the DTC system also is available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.
Persons that are not participants or indirect participants but desire to purchase, sell, or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee, depositary, or warrant agent as registered holders of the securities entitled to the benefits of our Amended and Restated Articles of Incorporation or the applicable indenture, deposit agreement, or warrant agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.
Under the rules, regulations, and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.
Because DTC can act only on behalf of:
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participants, who in turn act only on behalf of participants or indirect participants, and

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certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

We understand that DTC will take any action permitted to be taken by a registered holder of any securities under our Amended and Restated Articles of Incorporation, as amended, or the relevant indenture, deposit agreement, or warrant agreement only at the direction of one or more participants to whose accounts with DTC such securities are credited.
Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:
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DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

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we execute and deliver to the relevant registrar, transfer agent, trustee, depositary and/or warrant agent an order complying with the requirements of the applicable indenture, deposit agreement or warrant agreement that the global security will be exchangeable for definitive securities in registered form; or

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there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.
Upon the occurrence of any event described in the above paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for reregistration, the registrar, transfer agent, trustee, depositary, or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our Amended and Restated Articles of Incorporation, as amended, or the relevant indenture, deposit agreement and/or warrant agreement.
Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of debt securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.
Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer, or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of Associated Banc-Corp, the trustee, any registrar and transfer agent, any warrant agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.
Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.
If specified in a prospectus supplement to this prospectus with respect to a particular series, investors may elect to hold interests in a particular series of debt securities outside the U.S. through Clearstream

Banking, societe anonyme (“Clearstream”) or the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.
Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations and may include the underwriters for a particular offering of debt securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.
Distributions with respect to permanent global debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.
Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). The Euroclear Operator conducts all Euroclear operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters for a particular offering of debt securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions with respect to interests in permanent global debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Global Clearance and Settlement Procedures
Unless otherwise specified in a prospectus supplement with respect to a particular series of permanent global debt securities, initial settlement for permanent global debt securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules and accordingly secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.
If the prospectus supplement specifies that interests in the permanent global debt securities may be held through Clearstream or Euroclear, Clearstream and/or Euroclear participants will conduct secondary market trading with other Clearstream and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Then secondary market trades will settle using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in permanent global debt securities in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.
Because of time-zone differences, credits of interests in permanent global debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in permanent global debt securities settled during that processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in permanent global debt securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream, and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in permanent global debt securities among DTC participants, Clearstream, and Euroclear, they are under no obligation to perform those procedures, and those procedures may be discontinued at any time.
We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe are accurate, but we assume no responsibility for the accuracy of the information. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.
SELLING SECURITY HOLDERS
Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC which are incorporated into this prospectus by reference.
PLAN OF DISTRIBUTION
Sales by Us
We may sell the securities offered by this prospectus to or through underwriters or dealers, through agents, directly to one or more purchasers, or through a combination of methods. No commission will be payable and no discount will be allowed on any sales we or our affiliates make directly. We may also offer the securities in exchange for our other securities.
Underwriters, dealers, and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers and any securities exchanges on which the offered securities may be listed.
The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.
In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; these activities, if commenced, may be discontinued without notice at any time.
We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, when applicable, the nature of the underwriters’ obligations with respect to the auction.
If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will set forth the terms of the exchange, the identity of and the terms of sale of the securities offered under this prospectus by the selling security holders.
If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:
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commercial and savings banks;

•
insurance companies;

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pension funds;

•
investment companies; and

•
educational and charitable institutions.

The institutional purchaser’s obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.
We may have agreements with the underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make as a result of those certain civil liabilities.
If we offer bearer debt securities under this prospectus, each underwriter, dealer, and agent that participates in the distribution of any original issuance of bearer debt securities will agree not to offer, sell, or deliver bearer debt securities to a U.S. citizen or to any person within the U.S., unless federal law permits otherwise.

When we issue the securities offered by this prospectus, except for shares of common stock or debt securities issued upon a reopening of an existing series of debt securities, they may be new securities without an established trading market. The securities may or may not be listed on a national securities exchange or the New York Stock Exchange. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.
Underwriters, dealers, and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain, or other benefits from these transactions.
Sales by Selling Security Holders
The selling security holders may resell or redistribute the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling security holders (including but not limited to persons who receive securities from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “selling security holders” in this prospectus. The selling security holders may sell the securities by one or more of the following methods, without limitation:
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block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•
an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities may be listed;

•
ordinary brokerage transactions and transactions in which the broker solicits purchases;

•
an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;

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privately negotiated transactions, directly or through agents;

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short sales;

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through the writing of options on the securities, whether or the options are listed on an options exchange;

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through the distribution of the securities by any security holders to its partners, members or shareholders;

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one or more underwritten offerings;

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agreements between a broker or dealer and any security holder to sell a specified number of the securities at a stipulated price per share; and

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any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

The security holders may also transfer the securities by gift.
The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling security holder. Broker-dealers may agree with a selling security holder to sell a specified number of the securities at a stipulated price per share. If the broker-dealer is unable to sell securities acting as agent for a selling security holder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.
From time to time, one or more of the selling security holders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of a selling security holder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling security holder’s securities will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.
The selling security holders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.
A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling security holder, including, without limitation, in connection with distributions of the securities by those broker- dealers. A selling security holder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling security holder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.
The selling security holders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.
We may agree to indemnify the selling security holders and their respective officers, directors, employees and agents, and any underwriter or other person who participates in the offering of the securities, against specified liabilities, including liabilities under the federal securities laws or to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling security holders may agree to indemnify us, the other selling security holders and any underwriter or other person who participates in the offering of the securities, against specified liabilities arising from information provided by the selling security holders for use in this prospectus or any accompanying prospectus supplement, including liabilities under the federal securities laws. In each case, indemnification may include each person who is an affiliate of or controls one of these specified indemnified persons within the meaning of the federal securities laws or is required to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling security holders may agree to indemnify any brokers, dealers or agents who participate in transactions involving sales of the securities against specified liabilities arising under the federal securities laws in connection with the offering and sale of the securities.

We will not receive any proceeds from sales of any securities by the selling security holders.
We cannot assure you that the selling security holders will sell all or any portion of the securities offered hereby.
We will supply the selling security holders and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by a selling security holder, we will file a prospectus supplement setting forth:
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the aggregate number of securities to be sold;

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the purchase price;

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the public offering price;

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if applicable, the names of any underwriter, agent or broker-dealer; and

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any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If a selling security holder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.
LEGAL MATTERS
The validity of the securities offered by us pursuant to this prospectus will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.
EXPERTS
The consolidated financial statements of Associated Banc-Corp as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.